UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 12, 2019, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect 12 directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2.	To conduct an advisory vote (“say on pay”) on compensation paid to the Company’s named executive officers;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2019;

4.	To vote on a stockholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 11, 2019 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

By order of the Board of Directors,

Halle Fine Terrion

Secretary

January 29, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 12, 2019.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/investor-relations/annual-proxy/

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 12, 2019

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on matters to be voted on at the upcoming annual meeting of stockholders. The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 12, 2019, at 9:00 a.m., Eastern time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about January 29, 2019.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

The purpose of the annual meeting of stockholders is to vote on matters outlined in the accompanying notice of meeting, including the election of 12 directors, an advisory vote on executive compensation, the ratification of the Company’s selection of its independent accountants, and a stockholder proposal regarding greenhouse gas emissions. We are not aware of any other matter that will be presented for your vote at the meeting.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, on Tuesday, March 12, 2019, at 9:00 a.m., Eastern time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 11, 2019, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 52,845,055 shares of common stock.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, please vote on the Internet, by phone or by completing and returning the enclosed proxy card.

Voting by Mail. If you are a stockholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, in favor of ratification of the selection of Ernst & Young LLP as the Company’s independent accountants and against the shareholder proposal. If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, we are not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a stockholder of record and you vote on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on March 11, 2019; you should not return your proxy card.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. Your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The twelve nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Audit Committee may select the Company’s independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

The approval of the stockholder proposal requires the affirmative vote of the majority of the shares in person or by proxy entitled to vote at the annual meeting. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated cost of $20,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

PROPOSAL ONE: ELECTION OF DIRECTORS

The total number of directors is currently fixed at 13; however, Douglas Peacock advised the Company in October 2018 that he is retiring and would not stand for reelection at the annual meeting. The Board has determined not to fill the vacancy created by Mr. Peacock’s retirement and has fixed the number of directors at 12 following the annual meeting. At this annual meeting, the terms of all of the directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect all of the director nominees. The 12 nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a one-year term and until his or her successor is duly elected and qualified.

The Board of Directors recommends a vote for the director nominees named below.

The following information is furnished with respect to each director nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies for the election of the nominees named below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board intends that proxies will be voted for the election of a substitute nominee designated by the Board as recommended by the Nominating and Corporate Governance Committee.

David Barr

Director since 2017

Age 55

Key Qualifications and Expertise:

Through his private equity leadership experience, including as former Managing Director of Warburg Pincus LLC, as well as Co-Head of its Industrial and Business Services Team and member of its Executive Management Group, Mr. Barr brings a private equity philosophy to the Board consistent with the Company’s management approach. Mr. Barr also has extensive public company experience, including prior service on the Company’s board.

Mr. Barr has been a director since October 2017. He also served as a director of the Company from 2003 – 2011. He is an independent director and serves on the Nominating and Corporate Governance Committee. Mr. Barr is managing director of Bessemer Investment Partners, a family owned private capital fund. Formerly Mr. Barr served as Managing Director of Warburg Pincus LLC, a private equity fund from 2001 – 2017. Mr. Barr is currently a director of one other public company: Builders FirstSource, Inc., a Nasdaq listed supplier of building products and services. In the last five years Mr. Barr served as a director of ARAMARK Holdings Corp., an NYSE listed provider of food, facilities and uniform services, through February 2016.

William Dries

Director since 2011

Age 67

Key Qualifications and Expertise:

As a former certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing highly engineered industrial products, and as director and audit committee member of another public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also beneficial to the Company.

Mr. Dries is an independent director and serves on the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Dries retired as the Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products, a position he held from 2002-2011. Formerly Mr. Dries held roles with United Dominion Industries, Inc. and Ernst & Young LLP. He was previously licensed as a certified public accountant. Mr. Dries is currently a director of one other public company: NN Inc., a Nasdaq listed manufacturer of precision metal and plastic components, where he serves as the audit committee chair. In the last five years Mr. Dries served as a director of Polypore International, Inc., an NYSE listed manufacturer of polymer-based membranes, through August 2015.

Mervin Dunn

Director since 2007

Age 65

Key Qualifications and Expertise:

As former CEO of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

Mr. Dunn is an independent director and serves as Chair of the Nominating and Governance Committee and on the Compensation Committee. Mr. Dunn has been an Operating Advisor of Clearlake Capital Group, a private investment firm, since 2013 and President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company, since 2013. Formerly Mr. Dunn was Chief Executive Officer (August 2016 – October 2017) and Co-Chairman of the Board (2013-August 2016) of Futuris Group of Companies Ltd, a privately held Australian automotive supplier. Mr. Dunn is the retired Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market, a role he held from 1999 – 2013. Mr. Dunn does not serve on any other public company boards.

Michael Graff

Director since 2003

Age 67

Key Qualifications and Expertise:

Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions and significant public company board experience, both acquired through his positions with Warburg Pincus. Additionally, with his aerospace industry experience, and his previous management consulting background at McKinsey, Mr. Graff’s industry and management perspective is valuable to the Company.

Mr. Graff is an independent director and serves as Chair of the Compensation Committee. Mr. Graff has been a Managing Director of Warburg Pincus LLC, a private equity firm, since 2003. Formerly he was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer. Mr. Graff does not currently serve on any other public company boards. In the last five years, Mr. Graff served on the boards of Builders FirstSource, Inc., a NASDAQ-listed manufacturer and distributor, through July 2016 and Polypore International, Inc., an NYSE-listed manufacturer of polymer-based membranes, through August 2015.

Sean Hennessy

Director since 2006

Age 61

Key Qualifications and Expertise:

As a certified public accountant and former CFO of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as Chair of the Audit Committee.

Mr. Hennessy is an independent director and serves as Chair of the Audit Committee and on the Compensation Committee. Mr. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 – March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 – December 2016. He is a certified public accountant. Mr. Hennessy does not serve on any other public company boards.

W. Nicholas Howley

Director since 2003

Age 66

Key Qualifications and Expertise:

As a co-founder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the long-standing President and/or CEO of the Company and TransDigm Inc., Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

Mr. Howley was a co-founder of TransDigm in 1993 and has been Chairman of the Board since 2003. He has been employed as Executive Chairman since April 2018 and served as President and/or Chief Executive Officer of the Company from 2003—April 2018 and of TransDigm Inc. from 1998 – April 2018. Mr. Howley is not an independent director and does not serve on any committees other than the Executive Committee. He does not serve on any other public company boards.

Raymond Laubenthal

Director since 2015

Age 57

Key Qualifications and Expertise:

As a retired long-time management employee of the Company, Mr. Laubenthal brings to the Board an intimate knowledge of the Company and industry. In addition, Mr. Laubenthal’s continued involvement with the Company through Board service benefits the Company if it has a need for his expertise on any special projects (none of which are anticipated at this time).

Mr. Laubenthal is an independent director but does not serve on any committees. Mr. Laubenthal is the retired President and Chief Operating Officer of the Company, serving as COO from 2005-2014. Formerly Mr. Laubenthal was an employee of TransDigm Inc. or its subsidiaries since its inception in 1993. Mr. Laubenthal does not serve on any other public company boards.

Gary E. McCullough

Director since 2017

Age 60

Key Qualifications and Expertise:

Mr. McCullough is valuable to the Board because of his public company leadership and public board experience. Mr. McCullough was previously President and CEO and served on the Board of Directors of Career Education Corporation, a publicly traded education services company. In addition to his service on the Board of Directors of Career Education Corporation, Mr. McCullough served on the Board of Directors of The Sherwin Williams Company from 2002—2011, where he served on the audit committee during his entire tenure and served as the audit committee chair during 2011. His appointment was, in part, pursuant to an effort to increase board diversity.

Mr. McCullough has been a director since October 2017. He is an independent director and serves on the Audit Committee. Mr. McCullough has been an advisor to Abundant Venture Partners, a venture capital company, and to various other early stage companies since 2012. Formerly Mr. McCullough served as Chief Executive Officer of Advertising Resources, Inc., a private company that provides design and packaging co-manufacturing and logistics for consumer package goods companies from 2014 – 2017. Prior to that Mr. McCullough served as President & Chief Executive Officer of Career Education Corporation, a publicly traded education services company, as well as serving in management positions with increasing responsibility at Ross Products, Abbott Laboratories, Wm. Wrigley Jr. Company and The Procter & Gamble Company. Mr. McCullough does not serve on any other public company boards.

Michele Santana

Director since 2018

Age 48

Key Qualifications and Expertise:

Ms. Santana was deemed to be a valuable to the Board because of her status and experience as a current chief financial officer of a large public company. In addition, Ms. Santana had significant prior experience as a public accountant at KPMG. Her appointment was, in part, pursuant to an effort to increase board diversity.

Ms. Santana has been a director since April 2018. She is an independent director and serves on the Audit Committee and Nominating and Governance Committee. Ms. Santana is Chief Financial Officer of Signet Jewelers, a retail jeweler, a role in which she has served since 2014. Prior to that Ms. Santana was Senior Vice President and Controller of Signet. Ms. Santana is a certified public accountant and has 14 years of previous public accounting experience at KPMG. Ms. Santana does not serve on any other public company boards.

Robert Small

Director since 2010

Age 52

Key Qualifications and Expertise:

Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on more than 20 years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the NYSE.

Mr. Small is an independent director and serves on the Audit Committee, Compensation Committee and Executive Committee. Mr. Small has served as a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 (having joined the firm in 1992) and as a Managing Director of Stockbridge Partners LLC, a specialized investment group affiliated with Berkshire focused on marketable securities, since its inception in 2007. Mr. Small does not serve on any other public company boards.

John Staer

Director since 2012

Age 67

Key Qualifications and Expertise:

Through 2013, Mr. Staer was CEO of Satair A/S when it was a public company in Denmark and then as a subsidiary of Airbus. Satair is a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. In addition, Mr. Staer has prior experience as a CFO. Mr. Staer is valuable to the Board because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background and experience as a public company board member.

Mr. Staer is an independent director and serves on the Audit Committee and the Nominating and Governance Committee. Mr. Staer retired as Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, a role he held from 1993 – 2013. Mr. Staer does not currently serve on any other public company boards. He was formerly a director of Dalhoff Larsen & Horneman A/S, a Danish public company that is supplier of timber and wood products, through April 2017, and of Ambu A/S, a Danish public company that is a manufacturer of hospital and rescue service equipment, through December 2015.

Kevin Stein

Director since 2018

Age 52

Key Qualifications and Expertise:

Mr. Stein was added to the Board in connection with his promotion to Chief Executive Officer of the Company. Mr. Stein has extensive manufacturing and aerospace experience.

Mr. Stein has been a director since his appointment to Chief Executive Officer in April 2018. He is not independent and does not serve on any committees. Mr. Stein has been President since January 2017. He also served as Chief Operating Officer from January 2017 – March 2018. Prior to that he was Chief Operating Officer of the Company’s Power and Controls Segment from October 2014 – December 2016. Prior to that Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from January 2009 – October 2014. Mr. Stein does not serve on any other public company boards.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above. Proxies will be voted FOR election of the nominees unless otherwise specified.

The Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Committee’s charter, the Committee considers independence, as well as diversity, age, strategic and financial skills and experience, in the context of the needs of the Board as a whole. The Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment and whom the Committee believes will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of the Company and its stockholders. There are no other stated criteria for director nominees, and the Committee considers other factors as it deems appropriate in the best interests of the Company and its stockholders. However, the Committee’s charter and the Company’s Corporate Governance Guidelines set forth the Board’s commitment to seek out qualified women and minorities to include in the pool from which Board nominees are chosen.

The Committee identifies nominees by first determining whether current Board members are willing to continue in service. If any Board member does not wish to continue to serve or if the Committee or Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes a pool of potential director candidates from recommendations from the Board, senior management, stockholders and third parties. The Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable.

As reflected on the previous pages, each Board member was chosen to be a director nominee because the Board and Committee believe that he or she demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive positions in organizations that have provided him or her with experience in management and leadership development. The Board and the Committee believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit the Company and its stockholders by creating a strong and effective Board. As part of its succession planning process and in response to the Company’s shareholder outreach, the Board has reviewed its composition and has made improvement in increasing Board diversity, decreasing board tenure and decreasing the average Board age since the last fiscal year.

The chart below shows the difference in composition from September 30, 2017 (the end of the prior fiscal year) to the projected Board composition following the annual meeting to which this proxy relates.

Messrs. Barr and McCullough were appointed as directors by the Board of Directors at the recommendation of the Nominating and Governance Committee in October 2017 after management and Board members reviewed several candidates and personally interviewed four candidates, including two men, one of whom (Mr. McCullough) was a minority, and two women (one of whom was Ms. Santana). Mr. McCullough was recommended to the Board of Directors by Mr. Hennessy and Mr. Barr was recommended to the Board of Directors by Mr. Howley, with the support of several Board members who had previously served with Mr. Barr. Messrs. Barr and McCullough were elected by the Board of Directors in light of their qualifications discussed above. Mr. Stein and Ms. Santana were appointed as directors by the Board of Directors at the recommendation of the Nominating and Corporate Governance Committee in April 2018 in connection with Mr. Stein’s promotion to Chief Executive Officer. Ms. Santana had previously been interviewed and was thought to be a strong candidate if a new Board position became available.

The Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee for the Committee’s consideration, a stockholder must submit the candidate’s name and qualifications to the Company’s Secretary, Halle Fine Terrion, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. The Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Committee will consider potential members’ independence, as well as diversity, age, skill and experience in the context of the Board’s needs.

Stockholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our bylaws. In addition, the bylaws provide proxy access to eligible stockholders. The proxy access Bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in our Bylaws. See “STOCKHOLDER PROPOSALS FOR 2020 MEETING” for more information about the procedures for direct nominations and proxy access.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Compensation

Messrs. Howley and Stein, the only directors who are also employees of the Company, do not receive any director fees.

Compensation for non-employee directors for 2018 was as follows:

•

An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees were paid.

•	An additional retainer of $15,000 to the chair of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairs of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, every two years, the Company makes a grant of stock options to each outside director valued at $300,000 on a Black Scholes basis covering compensation for two fiscal years, granted on the same terms and conditions as those granted to Company employees, which vests over five years. In fiscal 2018, all the outside directors (other than Ms. Santana, who received a grant at the beginning of fiscal 2019, which vests over four years) received such a grant for compensation in fiscal 2018 and 2019. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives – Options.” Non-employee directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $250,000 (with a grace period to reach such limit).

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife with medical and dental insurance coverage comparable to what they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007, TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for medical and dental insurance coverage, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2017 or 2018 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2018 was approximately $3,153.

The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal 2018.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
David Barr	135	59,865		—	60,000
William Dries	60,000	—		97,054	157,054
Mervin Dunn	5,135	59,865		97,054	162,054
Michael S. Graff	5,135	59,865		97,054	162,054
Sean P. Hennessy	45,031	29,969		97,054	172,054
Raymond Laubenthal	135	59,865		—	60,000
Gary McCullough	135	59,865		—	60,000
Douglas W. Peacock(3)	60,000	—		100,207	160,207
Michele Santana(4)	31	29,969		—	30,000
Robert J. Small	60,000	—		97,054	157,054
John Staer	60,000	—		97,054	157,054

(1)

Messrs. Barr, Laubenthal and McCullough and Ms. Santana elected to receive their semi-annual board retainer fees as stock. Mr. Hennessy elected to receive cash in March and stock in September. The shares were issued based on a value established on March 15, 2018 and September 14, 2018, on which dates the last closing prices of the common stock on the New York Stock Exchange were $296.00 and $369.99, respectively.

(2)

Represents amounts paid under the Company’s dividend equivalent plans described on pages 29-30. Also includes approximately $3,153 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

(3)	Mr. Peacock is retiring and will not stand for re-election.

(4)	Ms. Santana was appointed a director on April 26, 2018.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide it in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

We are committed to integrity and ethical behavior and have adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy. Each of these documents is posted on the Company’s website, www.transdigm.com,under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Ethics for Senior Financial Officers. We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, division presidents, controllers, treasurer and director of internal audit (collectively, “Senior Financial Officers”). This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the

Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2018.

Code of Business Conduct and Ethics. We also have a Code of Business Conduct and Ethics that reflects the Company’s commitment to honesty, integrity and the ethical behavior of Company employees, officers and directors. The code governs the actions, interactions and working relationships of Company employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board or the Nominating and Corporate Governance Committee may waive a provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers or amendments in 2018.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage employees to disclose alleged wrongdoing that may adversely impact the Company, its customers or stockholders, fellow employees or the public, without fear of retaliation. The policy sets forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing and a policy of non-retaliation. Reports may be made directly to the CFO, Audit Committee or Convercent, a third party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.

Board Composition

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at thirteen and has been fixed at twelve upon Mr. Peacock’s retirement immediately following the annual meeting to which this proxy statement relates. The directors are elected for one-year terms.

Independence of Directors

Currently, all of the directors, other than Messrs. Howley and Stein, are “independent directors” within the meaning of the NYSE’s listing standards. In determining that Mr. Peacock is independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” In determining Mr. Laubenthal’s independence, the Board considered his former employment with the Company. We do not have separate criteria for determining independence, different from the NYSE listing standards. The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would preclude independence as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of an Executive Chairman who was formerly Chief Executive Officer. The Board believes that having an Executive Chairman who is a longstanding employee and leader of the Company is appropriate for the Company because it ensures that the Board focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This is part of the Company’s Chief Executive Officer transition and is balanced by the independence of the other directors and the role of the presiding director described below.

The Board uses a presiding director, who is an independent director that leads regularly scheduled executive sessions of the non-management and independent directors. The Board designates the presiding director at each meeting on a rotating basis.

Board Self-Evaluation

The Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conduct a self-evaluation annually.

Board’s Role in Risk Management Oversight

The Board oversees the process of risk management. Management regularly communicates with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers meet annually to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a summary of its findings to the Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

The Board held five meetings in fiscal 2018. Each director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served in fiscal 2018. The Board does not hold a meeting on the date of the Company’s annual stockholder meeting and the Company has not established a policy regarding director attendance at the stockholder meeting. One director attended the 2018 annual stockholder meeting; no stockholders attended the meeting in person. After each meeting of the Board, non-management and independent directors meet independently of the CEO and Executive Chairman and independent directors meet independently. In fiscal 2018, non-management directors and independent directors met in executive session after each regularly scheduled Board meeting.

Board Committees

The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. The members of the committees are as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

Sean Hennessy, Chair	Michael Graff, Chair	Mervin Dunn, Chair	Sean Hennessy(2)
William Dries	Mervin Dunn	David Barr	W. Nicholas Howley
Gary E. McCullough	Sean Hennessy	William Dries	Douglas Peacock(3)
Michele Santana(1)	Robert Small	Michele Santana(1)	Robert Small
Robert Small		John Staer
John Staer

(1)	Since April 26, 2018
(2)	Since October 25, 2018
(3)	Until October 25, 2018

Details regarding the responsibilities and meetings of the Nominating & Corporate Governance, Audit and Compensation Committees are set forth below.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Responsibilities:

The Committee:

•  oversees & assists the Board in identifying & recommending nominees for election as directors

•  recommends to the Board qualifications for committee membership, structure & operation

•  recommends to the Board directors to serve on each committee

•  develops & recommends to the Board corporate governance policies & procedures

•  provides oversight with respect to corporate governance & ethical conduct

•  leads the Board in its annual performance review

•  oversees the Company’s succession planning

Committee Responsibilities:

The Committee:

•  oversees issues regarding accounting & financial reporting processes & audits of the Company’s financial statements

•  assists the Board in monitoring the integrity of the Company’s financial statements, compliance with legal & regulatory requirements, independent auditor’s qualifications & independence, & the performance of the Company’s internal audit function & independent auditors

•  assumes direct responsibility for the appointment, compensation, retention & oversight of the work of the Company’s independent auditors

•  provides a venue for consideration of matters relating to audit issues

Committee Responsibilities:

The Committee:

•  discharges the Board’s responsibilities relating to compensation of Company executives

•  oversees the Company’s compensation & employee benefit plans and practices

•  has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms & conditions of the awards & the time at which awards will be granted, other than awards to directors, which are approved by the full Board

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Independence: Each Committee member is independent under NYSE listing standards	Committee Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1).

Committee Independence:

Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. In determining independence, the Board affirmatively determined that none of the Committee members has a relationship with the Company that is material to his ability to be independent from management in connection with his duties on the Committee.

Number of meetings in FY18: 4	Number of meetings in FY18: 8	Number of meetings in FY18: 6

The Executive Committee possesses the power of the Board of Directors during intervals between Board meetings. The Executive Committee held no meetings during fiscal 2018, although it did act by unanimous written consent.

Copies of the charters for the Nominating & Corporate Governance Committee, Audit Committee and Compensation Committee are posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and are available to any stockholder in writing upon request to the Company.

Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 11, 2019 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class(8)
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	4,857,261	9.19%
Capital International Investors(2) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90071	4,456,405	8.43%
Berkshire Partners LLC(3) 200 Clarendon Street, 35th floor Boston, MA 02116	3,613,740	6.84%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	2,798,796	5.30%
Principal Global Investors, LLC(5) 801 Grand Avenue Des Moines, IA 50392	2,761,707	5.23%
Capital World Investors(6) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	2,694,628	5.10%

(1)

Information obtained from a Schedule 13G/A filed by The Vanguard Group on February 13, 2018 on behalf of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. and a Form 13F-HR filed by Vanguard Group, Inc. on November 14, 2018 reporting holdings as of September 30, 2018. Vanguard Group, Inc. has sole voting power over 62,846 shares and shared voting power over 15,114 shares.

(2)

Information obtained from a Schedule 13G filed by Capital International Investors, a division of Capital Research and Management Company, on August 10, 2018 and a Form 13F-HR filed by Capital International Investors on November 14, 2018 reporting holdings as of September 30, 2018.

(3)

Information obtained a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 10, 2014 and from information obtained from Berkshire Partners LLC. The shares are beneficially owned by or through certain affiliated investment entities, including direct ownership by Fund VII, Fund VII-A, Berkshire Fund VIII, L.P., Berkshire Fund VIII-A, L.P., Investors, Investors III, Berkshire Investors IV LLC, SF, SOS, SARF, and SP (collectively, the “Berkshire Entities”). Each of the Berkshire Entities beneficially owns the shares. Robert Small is a managing director of Investors and SP and is also a director of the Company.

(4)

Information obtained from a Schedule 13G/A filed by BlackRock Inc. on September 30, 2018 on behalf of BlackRock Financial Management, Inc., BlackRock Investment Management (Taiwan) Limited, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock (Singapore) Limited, BlackRock Asset Management North Asia Ltd, BlackRock Brasil Gestora de Investimentos Ltd., FutureAdvisor, Inc., BlackRock Investment Management, LLC, BlackRock Advisors LLC, BlackRock Capital Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd, BlackRock Group LTD, BlackRock Fund Managers Limited, BlackRock Investment Management (UK) Limited, BlackRock (Netherlands) B.V., BlackRock International Limited, BlackRock International Limited, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Deutschland AG, IShares (DE) I InvAG Mit Teilgesellschaftsvermogen, IShares (DE) I InvAG Mit Teilgesellschaftsvermogen, BlackRock Fund Management Company S.A., BlackRock Asset Management Schweiz AG, and Tennenbaum Capital Partners, LLC. BlackRock has sole voting power over 2,798,796 shares.

(5)	Information obtained from a Schedule 13G filed on February 15, 2018 and Form 13F-HR filed by Principal Financial Group, Inc. on November 14, 2018 reporting holdings as of September 30, 2018.

(6)

Information obtained from a Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, on August 10, 2018 and a Form 13F-HR filed by Capital World Investors on November 14, 2018 reporting holdings as of September 30, 2018.

(7)	Percentage of ownership is based on 52,845,055 shares of common stock of the Company outstanding as of January 11, 2019.

The following table sets forth information regarding the beneficial ownership of Company common stock as of January 11, 2019 with respect to each director and named executive officer of the Company and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficially Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class

David Barr	31,463	940	32,403	*

William Dries	1,259	10,608	11,867	*

Mervin Dunn	18,712	7,608	26,320	*

Michael Graff(2)	24,000	2,564	26,564	*

Sean P. Hennessy	31,746	7,608	39,354	*

W. Nicholas Howley(3)	26,735	858,374	885,109	1.65%

Raymond F. Laubenthal(4)	173,007	103,940	276,947	*

Gary E. McCullough	472	940	1,412	*

Douglas W. Peacock(5)	3,787	7,608	11,395	*

Michele Santana	81	0	81	*

Robert J. Small(6)	3,673,793	13,108	3,686,901	7.00%

John Staer	91	9,208	9,299	*

Kevin Stein	8,158	201,100	209,258	*

Michael Lisman	1,459	3,540	4,999	*

James Skulina(7)	35,000	125,000	160,000	*

Terrance Paradie(8)	7	20,640	20,647	*

Jorge Valladares	9,000	87,750	96,750	*

Robert Henderson	25,000	245,017	270,017	*

All directors and executive officers as a group (21 persons) (9)	4,069,243	1,952,863	6,022,106	11.00%
*	less than 1%
(1)

Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of January 11, 2019. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of January 11, 2019, but excludes shares underlying options held by any other person. Percentage of ownership is based on 52,845,055 shares of common stock of the Company outstanding as of January 11, 2019.

(2)

Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.

(3)

Includes options to purchase 805,912 shares that are held by Mr. Howley are held by Mr. Howley as trustee of a trust for the benefit of his family and options to purchase 1,924 shares that are held by Bratenahl Capital Partners, Ltd. (“Bratenahl”). By virtue of his indirect ownership in Bratenahl, Mr. Howley may be deemed to be the beneficial owner of the options owned by Bratenahl, but Mr. Howley disclaims such beneficial ownership except to the extent of any pecuniary interest therein.

(4)

Includes 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.

(5)

Includes 3,000 shares held in trust by Mr. Peacock’s wife as trustee. Mr. Peacock does not have any direct voting or dispositive power over the trust or economic interest therein, and, therefore, disclaims beneficial ownership.

(6)

Includes 3,613,740 shares held by entities related to Berkshire Partners LLC (see footnote (3) to the preceding table). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 22,878 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.

(7)	Includes 29,000 shares held in trust for the benefit of Mr. Skulina’s children.

(8)	Mr. Paradie is no longer an employee of the Company, effective April 2, 2018.

(9)

Includes shares subject to options exercisable within 60 days of January 11, 2019. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife (see footnote (2)), (ii) 805,912 options to purchase shares of common stock held by Mr. Howley in trust for his family and 1,924 options to purchase shares of common stock owned by Bratenahl (see footnote (3)), (iii) 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 3,000 shares held by Mr. Peacock’s wife as trustee of a trust (see footnote (5)), (v) 3,613,740 shares held by entities related to Berkshire Partners LLC and 22,878 shares held by Mr. Small as trustee (see footnote (6)), and (vi) 29,000 shares held in trust for the benefit of Mr. Skulina’s children (see footnote (7)).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Regulation S-K Item 404, are approved by the Board pursuant to the policy.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes TransDigm’s compensation program for its executive officers. For fiscal 2018, our named executive officers are:

•	Kevin Stein, President and Chief Executive Officer
•	W. Nicholas Howley, Executive Chairman
•	Michael Lisman, Chief Financial Officer
•	James Skulina, Senior Vice President of Finance (now Executive Vice President)
•	Terrance Paradie, Former Executive Vice President and Chief Financial Officer
•	Robert Henderson, Vice Chairman
•	Jorge Valladares, Chief Operating Officer – Power Segment

CEO SUCCESSION

Effective April 25, 2018, Mr. Stein was appointed Chief Executive Officer, replacing Mr. Howley, who became Executive Chairman. Mr. Howley was a co-founder of TransDigm in 1993 and he has served as President and/or Chief Executive Officer of the Company from 2003 - April 2018.

The Company has been working toward this orderly Chief Executive Officer succession plan for founder Mr. Howley and Mr. Stein for approximately the last four years. The succession plan has been seamlessly executed and TransDigm’s strategy has remained unchanged.

Mr. Stein received a significant option grant as part of his promotion to Chief Executive Officer.

In addition, during fiscal 2018, TransDigm experienced executive management changes, as follows:

•	Effective January 2, 2018, Mr. Skulina was appointed Executive Vice President and Interim Chief Financial Officer, replacing Mr. Paradie. Mr. Paradie remained employed through April 2, 2018.
•

Effective July 26, 2018, Mr. Lisman was appointed Chief Financial Officer, replacing Mr. Skulina. Mr. Skulina served as Senior Vice President Finance from July 26, 2018 through November 9, 2018 and remains an Executive Vice President and will be part of the integration team involved with the Esterline acquisition.

•

Effective June 18, 2018, Mr. Valladares was appointed Chief Operating Officer – Power Segment, filling the Chief Operating Officer role that was vacant upon Mr. Stein’s promotion to Chief Executive Officer.

Executive Compensation Philosophy — Overview and Key Take-Aways

As our investors are well aware, TransDigm’s guiding mission is unique amongst public companies in that our company goal is to provide the liquidity of a public company with private equity like returns. By extension, our executive compensation program is designed with this private equity philosophy in mind and thus has the primary goal of closely aligning the interests of executives and other key employees with those of stockholders.

The Compensation Committee applies this philosophy with a focus on designing a competitive total compensation package that enables the Company to attract and retain qualified executives and senior management based on their responsibilities and the Company’s performance. The Committee is mindful that much of the competitive talent pool is in the private markets where ownership principles are heavily ingrained in the leadership team and reflected in compensation programs. As a result, management’s salaries are well below peer medians, but there is considerable upside potential if the Company delivers superior or private equity-like performance.

To ensure that management interests are completely aligned with those of stockholders, the key tenets of the Company’s executive compensation program are:

✓    Incentives that are 100% performance-based

✓    Robust performance conditions that ensure no vesting unless targets are met

✓    Ownership policies that encourage long-term stock retention

✓    Dividend Equivalent Rights to “make-whole” executives who hold vested performance options

✓    Limited fixed cash compensation (i.e., salary and annual incentive)

Incentives are 100% Performance-based

Both annual and long-term incentives are tied to Company performance against Annual Operating Performance (“AOP”) growth each year, with minimum vesting at 10% growth and maximum vesting at 17.5% growth. Short-term incentives incorporate both AOP and EBITDA (as defined in the Company’s Credit Agreement), weighting each factor 50%. Long-term incentives are subject to achievement of cumulative growth targets over the applicable multi-year period. The Committee believes that the additional metric underpinning short-term incentives and the use of cumulative growth rates for long-term incentives mitigate any risk potentially associated with the use of the same metric of both annual and long-term incentives.

Robust Performance Conditions for Options

Performance incentives are subject to rigorous vesting hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in AOP. For maximum vesting, the cumulative growth rate required is 17.5% for each performance period. The Committee chose the AOP metric to focus management on EBITDA growth, management of capital structure, cash generation, and acquisition performance.

Future capital structure changes are accounted for by adjustments made at the time such events occur. For instance, targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or other form of return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather simply ensures that the IRR targets established by the Committee are maintained.

How do we achieve our target growth? As described above, our long-term objective is to give stockholders well performing, private equity-like returns. We believe use of AOP as a metric best aligns management with that goal. In order to get to 17.5% growth, we must focus on underlying business operations, capital structure and utilization and growth through acquisitions. Generally, and on average, we plan to achieve our growth target as follows:

We believe use of this AOP option target maximally incents our leadership team to drive sustainable long-term value for all stockholders. As defined, AOP growth effectively assesses value creation by taking into account many aspects of the Company’s performance without focusing on a single measure. As such, it is unique — eliminating the need for several different metrics—and achieves an unusually high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Incentivize Long-Term Executive Stock Ownership

To ensure continued alignment of management interests with those of stockholders, the Committee has adopted rigorous stock ownership guidelines that require the Executive Chairman to own at least $10 million in Company equity and the Chief Executive Officer to own at least $6 million in Company equity, including in each case at least half in actual common stock. Other named executive officers are subject to lower, though similarly robust, guidelines. These robust guidelines, coupled with a strict prohibition on pledging, hedging and derivative trading for all employees have ensured that all executives have and will continue to have a significant amount of value held in Company stock, thereby solidifying ongoing direct alignment with stockholders. All named executive officers have exceeded their respective guidelines.

To ensure that optionholders are incentivized to retain (as opposed to exercise) fully vested performance options, the Committee believes it critical to equate employees to stockholders, ensuring they are not deprived of the benefits of being a stockholder. To that end, the Committee determined that optionholders be entitled to dividend equivalents.

Dividend Equivalents Explained

Dividend decisions, like at other companies, are a capital structure decision made by the Board based on the Company’s operations, cash flows, credit structure, availability of cash or borrowing capacity, outlook for acquisitions, favorable capital market conditions, the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities. However, unlike other companies, because of the Company’s consistent high cash flow and strategic view of leverage, the Company has historically paid special dividends that are unusually large and hard to predict.

It is important to note that dividend decisions are made exclusive of the compensatory impact. And vice versa compensation decisions are made without regard to the possibility of future dividend equivalent payments (DEPs).

	DEP	NO DEP
Stock Price Before Dividend	$100	$100
Option Strike Price	(25)	(25)

Option Value to Holder	75	75

$50 Dividend:
Stock Price After Dividend	$50	$50
Option Strike Price	(25)	(25)

Option Value to Holder	25	25

Dividend Equivalent Right	50	-

Value to Option Holder	$75	$25

No DEP Would be Significant Disincentive for Executive Management Team Who Receives Majority of Compensation in Stock Options

To align management and stockholders, the Company’s dividend equivalent plans provide optionholders with the right to receive DEPs if the Board declares a dividend on the Company’s common stock. The Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale of the vested option and could undermine the alignment of their interests with those of stockholders.

Importantly, pursuant to the DEPs, employees receive dividend equivalent payments on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested.

As illustrated above, the Committee believes that excluding employees from sharing in the capital return to all stockholders would be contrary to incentivizing them to maintain alignment with stockholder interests.

Limited Cash Compensation

Given the emphasis on performance-conditioned incentives, fixed cash executive compensation represents a reduced percentage of total compensation. In the case of Executive Chairman Mr. Howley and Vice Chairman Mr. Henderson, following amendments to their employment agreements in 2015 and 2016, respectively, they receive no base salary or annual bonus in cash except for nominal amounts to cover participation co-premiums for health insurance and related taxes. Moreover, for other executives that receive cash compensation, the company benchmarks between the 25th and 35th percentile of the Company’s peers for salary and bonus.

Compensation Philosophy is Working

That the Committee philosophy is creating value for stockholders is evidenced by:

✓	Strong Ownership Culture

o	Management holds ≈ 11% of available equity on a fully diluted basis

o	6.1 million stock options outstanding, of which 3.5 million stock options are fully vested

o	≈ 190 employee stock option holders

✓	Long-term Growth in Stockholder Value

✓	Capital Returned to Stockholders

o	$71 per share in dividends over past 5 years, or $3.9 billion

o	$598 million in share repurchases over past 5 years

✓	Exceptional Operational Performance Growth

o	FY 1993 – 2018 Revenue CAGR 19%

o	FY 1993 – 2018 EBITDA as Defined CAGR 23%

o	EBITDA as Defined margin expansion from 20% to almost 50%

✓	Operational Excellence Continues

o	FY 2018 Revenue Growth of 9%

o	FY 2018 EBITDA As Defined Growth of 10%

o	TDG stock hit an all-time high during FY 2018

✓	Strategic Acquisitions Continue

o	FY 2018 – Completed three acquisitions for approximately $660 million

o	FY 2019 – Agreed to pending acquisition for approximately $4 billion

✓	Executive Pay is completely Aligned with Company Performance

o	No cash compensation for Executive Chairman and Vice Chairman (except for nominal amounts for health care co-premium and related tax)

o	Equity awards performance-conditioned

o	No tax gross-ups

o	Dividend equivalent payments received based on dividends paid to all stockholders

Conclusion

During fiscal 2018, the Company continued to excel in its operations and the stock price reached its all-time high, creating significant value for stockholders. The Company’s ongoing progress in executing its strategy for building and sustaining stockholder value, coupled with a compensation program heavily leaning toward performance-based criteria, form an appropriate framework within which executive compensation decisions are made by the Committee.

Excellence in Performance

Operationally, the Company had yet another good year. Net sales rose 9% to $3.8 billion, and net income from continuing operations rose 53% to $962 million, or $16.28 per share. Fiscal 2018 “EBITDA As Defined” increased 10% to $1.9 billion. “EBITDA As Defined” as a percentage of net sales was approximately 49% for the year, despite over 50 basis point dilution from recent acquisitions. Fiscal 2018 adjusted net income, excluding expenses related to acquisitions, non-cash stock compensation, and other non-recurring charges rose 44% to $991 million, or $17.83 per share. In addition to the net sales and EBITDA As Defined growth, Earnings per share results were also positively impacted by one-time impacts from the enactment of U.S. Tax Reform.

The Company continued its focus on effective capital allocation in fiscal 2018 completed three acquisitions of proprietary aerospace businesses for approximately $660 million. The management team also worked to sign a definitive agreement in early fiscal 2019 to purchase all the outstanding shares of Esterline Technologies Corporation (NYSE: ESL) for $122.50 per share in cash, or approximately $4 billion. When completed in fiscal 2019, it will be the largest acquisition in the Company’s history.

Alignment of Executive Interests

The Committee believes that the superior operational performance and consistent stock price outperformance is a direct consequence of the continued alignment of the interests of management with those of stockholders. We believe that the confluence of these interests incentivizes management to execute on initiatives that drive the long-term success of the Company and continue to drive sustainable value creation for all its stakeholders.

Performance-driven Compensation

Critical to maintaining the link between management and stockholders is our executive compensation program. The performance-based incentives underscore the link between executive pay and Company performance. Pursuant to the amendments to their employment agreements, our Executive Chairman and Vice Chairman receive all but $7,000 and $10,000, respectively, (for healthcare and related taxes) in performance options – effectively 100% of their compensation is performance-based. Multi-year performance periods with robust performance hurdles ensure execution of initiatives that create long-term value. Once the performance options vest, stringent stock ownership guidelines coupled with the strict prohibition on hedging and pledging of Company shares ensure the prevalence of an ownership culture amongst executives that underpins the convergence of the interests of management and stockholders, ultimately responsible for the tremendous stockholder value evidenced over the history of the Company.

Hence, the Committee and Board are recommending that stockholders approve the advisory vote on executive compensation.

Executive Compensation Program

The Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers. Mr. Howley recommends to the Committee, for its approval, option awards and salary and bonus awards for Mr. Stein and, in conjunction with CEO Mr. Stein, recommends to the Committee, for its approval, option awards and compensation arrangements for Mr. Henderson and the Executive Vice President – Mergers & Acquisitions. Mr. Stein recommends to the Committee, for its approval, option awards and salary and bonus amounts for all other officers (other than Mr. Howley). The Committee reviews Mr. Howley’s and Mr. Stein’s recommendations and ultimately determines the salary, bonus and option award, if applicable. The Committee determines Mr. Howley’s salary and bonus amounts (from which his option award is determined) without input. Generally, individual performance, company performance, market conditions and other factors are considered in determining compensation. The Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that it makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

2018 Compensation Committee Actions

The Committee took routine actions during 2018, including granting options and approving annual salaries and bonuses.

In addition, the Committee approved a Second Amended and Restated Employment Agreement with Kevin Stein, pursuant to which Mr. Stein serves as President and Chief Executive Officer of the Company. Mr. Stein’s Employment Agreement amends and restates his prior Amended and Restated Employment Agreement dated December 14, 2016. The primary purpose of the amendments contained in the Mr. Stein’s Employment Agreement as compared to the prior employment agreement was to reflect Mr. Stein’s election to President and Chief Executive Officer, increase his base salary from $700,000 to $1,000,000, change his target bonus from 100% of his base salary to 125% of his base salary and increase the severance payable on certain employment termination events from 1.0 to 2.0 times his annual salary and bonus. Unless earlier terminated in accordance with its terms, the term of Mr. Stein’s Employment Agreement expires on September 30, 2024. See “Employment Agreements – Employment Agreement with Mr. Stein” on pages 47-48 for further information and a more complete description of the agreement.

Moreover, the Committee approved a Fifth Amended and Restated Employment Agreement with W. Nicholas Howley, pursuant to which Mr. Howley serves as Executive Chairman. Mr. Howley’s Employment Agreement amends and restates his prior Fourth Amended and Restated Employment Agreement dated December 10, 2015. Unless earlier terminated in accordance with its terms, the term of Mr. Howley’s Employment Agreement expires on September 30, 2024. The primary purpose of the amendments contained in the Mr. Howley’s Employment Agreement is to reflect Mr. Howley’s transition from Chairman and Chief Executive Officer to Executive Chairman. Mr. Howley’s duties as Executive Chairman include capital allocation; mergers, acquisitions, divestitures and similar activities; overall corporate strategy; investor interaction and leadership of the Board of Directors. To provide for an orderly transition of senior executive leadership, Mr. Howley’s Employment Agreement contemplates the Board, with Mr. Howley’s consent, further modifying Mr. Howley’s duties in calendar year 2023 and reducing his compensation. See “Employment Agreements – Employment Agreement with Mr. Howley” on pages 48-50 for further information and a more complete description of the agreement.

The Committee also approved a new employment agreement for Michael Lisman and an amendment to Jorge Valladares’ employment agreement. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 50-51 for descriptions of the agreements.

As disclosed in last year’s proxy statement, on January 2, 2018, Terrance Paradie resigned from the Company for personal reasons, effective April 2, 2018. The Committee approved a severance for Mr. Paradie consistent with the provisions of his Employment Agreement if he had been terminated without cause or resigned for good reason. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 50-51 for a description of those provisions.

Recent Developments Following Fiscal Year End

The Committee approved a Third Amended and Restated Employment Agreement with Robert Henderson whereby Mr. Henderson serves as Vice Chairman of the Company. Mr. Henderson’s prior employment agreement was scheduled to terminate on December 31, 2018. Mr. Henderson will be responsible for planning for the integration of the Esterline acquisition and, upon closing, integrating the Esterline business. Mr. Henderson’s Employment Agreement replaced his prior Second Amended and Restated Employment Agreement dated January 25, 2018. The term of the Employment Agreement will expire on December 31, 2021, unless earlier terminated by the Company or Mr. Henderson; provided, however, that if the Esterline acquisition has not been completed by December 31, 2019, the Employment Agreement will terminate. Mr. Henderson’s Employment Agreement contemplates that he will spend full time working for the Company. This is a change from the prior agreement, which contemplated that Mr. Henderson would work approximately three-quarters time. Under the terms of Mr. Henderson’s Employment Agreement, Mr. Henderson will receive equity compensation in lieu of cash compensation for salary and bonus on similar terms to those contained in the employment agreement of Mr. Howley, the Company’s Executive Chairman. Under the terms of his Employment Agreement, Mr. Henderson will receive $10,000 in cash to cover his employee co-premiums for health benefits and related taxes and, for 2019 salary, a grant of options calculated on a Black Scholes basis with a 37.5% risk premium equal to $750,000. In addition, Mr. Henderson is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 80%, which will be paid in options calculated in the same manner as his salary. Mr. Henderson may give notice one time during the term of the Employment Agreement if he wishes to discontinue his receipt of equity compensation effective with his bonus or as of the following year. Other than the manner in calculating the option grant, which was a fixed number in Mr. Henderson’s prior employment agreement, these provisions did not change materially from the prior employment agreement. See “Employment Agreements – Employment Agreements with Other Named Officers” on pages 50-51 for further information and a more complete description of the agreement.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

Overview

We intend that the largest portion of management’s potential earnings be based on total stockholder return. We accomplish that by granting performance based stock options pursuant to our 2014 Stock Option Plan; the 2014 Stock Option Plan authorizes only stock options and does not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance. Our stock option program covers management at the corporate level and our 34 operating units, for a total of approximately 190 people. Performance-based stock options reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by holding management to a minimum 10% AOP growth trajectory before any options can vest. Such structure effectively aligns the interests of stockholders and management. We only grant options that vest upon performance targets. We do not grant options that merely vest based on the passage of time.

The Committee does not make regular annual grants of options to its employees (other than to the Executive Chairman and, starting in fiscal 2019, the CEO). Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, the

Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of future option vesting in order to promote maximizing long-term value.

Stock options vest based on the achievement of specific performance-based targets. Generally, initial options vest up to 20% annually based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Options awarded to Mr. Howley have different vesting provisions and options awarded to Mr. Howley and Mr. Henderson in lieu of salary and incentive compensation also have different vesting provisions. See “Employment Agreements – Employment Agreement with Mr. Howley” and “Employment Agreements – Employment Agreements with Other Named Executive Officers” on pages 48-50 and 50-51, respectively, for further information.

Performance-based Option Vesting at Rigorous Targets

Option vesting is subject to rigorous performance hurdles: the minimum threshold for any option vesting requires a 10% cumulative growth in annual operating performance (AOP). For maximum vesting, the growth rate required is 17.5% for each performance period. The Committee identified this CAGR range as an appropriate driver of our management team at the base and maximum payout thresholds because it will incent them to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on EBITDA growth, management of capital structure, cash generation, and acquisition performance, as appropriate to the different performance periods. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

Specifically, AOP targets are set at the time of grant and represent an intrinsic share price. As described below, they are set by taking the prior year’s AOP and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart on the following page, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

Targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends and share repurchases. To simplify, option targets and vesting are basically calculated as follows:

AOP, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use AOP growth (i.e., growth in intrinsic equity value) as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that management has focused on achieving since its inception in 1993.

•	Over the long term, we believe that market value of our stock will generally follow intrinsic value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2018, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012) and our four acquisitions totaling $1.6 billion in 2015.

Targets are adjusted for dividends paid to stockholders and share repurchases. The Committee believes the adjustments are appropriate and necessary to account for the early return of value to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.

Other Option Terms

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

In addition to vesting based on operational targets, in the event of a change in control, options become fully vested. The Company does not provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the NYSE exceeds two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Treatment of Options for Executives Upon Termination

Option agreements for certain officers, including all of the named executive officers, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During second fiscal year after grant date	20%
During third fiscal year after grant date	40%
During fourth fiscal year after grant date	60%
During fifth fiscal year after grant date	80%
After fifth fiscal year after grant date	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

The option agreements for options awarded to Mr. Howley provide for continued vesting following a termination of Mr. Howley by reason of death, disability, without cause, for good reason or retirement as described in detail under “Potential Payments Upon Termination or a Change in Control – Termination Payments for W. Nicholas Howley” on pages 48-50.

2018 Grants

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,411,399 shares of common stock were granted under the program in fiscal 2018. The number of shares subject to the 2014 stock option plan is 5,000,000, of which 2,876,222 shares remained available for granting under the plan as of September 30, 2018.

Dividends and Dividend Equivalents

Dividends

Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation optionality and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under the Company’s credit facilities.

Our preference for capital allocation is to make accretive acquisitions or invest in existing businesses. But, when acquisitions are not available, we elect to allocate capital to return to stockholders. Because of the constantly dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geo-political activity, competitive industry opportunities and pressures, these special dividends are unpredictable, episodic, and, unlike other companies, have historically been very large. Most recently, the Company paid two dividends, totaling $46 per share, in fiscal 2017; however, the Company paid no dividends in fiscal 2015, 2016 or 2018. The Company’s last dividend paid prior to 2017 was a $25 per share dividend in 2014.

Dividend decisions are made exclusive of compensatory impact. And compensation decisions are made without regard to the possibility of dividend equivalent payments. However, due to the unique structure of our executive compensation program, which significantly underpays relative to peers short term but provides extraordinary upside in the long term, the Committee believes our use of DEPs are critical to the understanding of what motivates our executive team.

Dividend Equivalent Payments (DEPs)

In order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, we have dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments (DEPs) if the Board declares a dividend on the Company’s common stock. Maintaining an even playing field between constituencies is important to and consistent with the Company’s private equity compensation philosophy. As such, the Committee strongly believes that absent the DEPs, the optionholders are at a clear disadvantage to stockholders, which would incentivize the exercise and sale (e.g., to satisfy tax obligations) of vested options and could undermine the alignment of their interests with those of stockholders.

It is important to note that because our executives believe that our options are a good long-term investment, many of them hold options for a long period of time, maintaining alignment with stockholders. For example, almost half of the DEPs paid to Mr. Howley in 2018 were paid on vested options that been held for over five years.

Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth without a hyper focus on short term stock price fluctuations.

Importantly, pursuant to the dividend equivalent plans, employees receive DEPs on options (i) that have vested based on rigorous performance criteria, and (ii) that the optionholder has chosen not to exercise even though vested. Optionholders who hold vested stock options at the time a dividend is paid will receive a cash DEP equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options will receive a cash DEP equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

Restricted Stock and Other Equity Awards

The 2014 stock option plan does not include the ability to issue restricted stock or equity awards other than options.

Stock Ownership Guidelines

We require management to maintain a significant personal investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Executive officers must retain half of their retention limit in stock. Mr. Howley is required to hold $10 million in aggregate value, Mr. Stein is required to retain $6 million in aggregate value and the other named executive officers are required to hold $1.5 - $2.5 million in aggregate value of stock or vested options.

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to achieve compliance with the holding requirement.

No director or employee is permitted to pledge Company stock or engage in short sales or other hedging transactions related to Company stock.

Base Salary

Executive Officers

Our philosophy is to pay base salaries at a level pegged at the lower end of similarly situated companies, preferring instead to weight the compensation of officers through performance-based equity. Specifically, we aim to pay fixed cash compensation to most executives at approximately the 25 th to 35 th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2018 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described below.

Consistent with the factors annually considered by the Committee, the Committee determined that, effective January 1, 2018, the base salaries of Messrs. Stein, Skulina and Valladares should be $740,000, $490,000 and $475,000 per year, respectively. Mr. Stein’s salary was increased to $1,000,000 in connection with his promotion to Chief Executive Officer. Mr. Skulina’s salary was increased to $600,000 in connection with his promotion to Interim Chief Financial Officer. Mr. Valladares’ salary was increased to $600,000 in connection with his promotion to Chief Operating Officer. As discussed elsewhere in this proxy statement, Mr. Howley and Mr. Henderson do not receive a salary pursuant to the terms of their respective employment agreements. The only cash compensation each is entitled to is in the amount of $7,000 and $10,000, respectively, and is for health insurance and related taxes. The remaining compensation of each is paid in performance-based stock options.

To put this in context, 100% of compensation of two of the top executives with the ability to influence the achievement of targets, have been incentivized purely through rigorous incentives that will drive value for stockholders. The Committee is confident this structure will promote the best alignment possible with our stockholders by holding them to rigorous operational achievements to vest.

More specifically, and again in accordance with his employment agreement, the Committee granted Mr. Henderson options to purchase 6,500 shares. Mr. Howley received options to purchase 18,026 shares, calculated in accordance with his employment agreement. See “Employment Agreements – Employment Agreements with Other Named Executive Officers” and “– Employment Agreement with Mr. Howley, Chief Executive Officer” on pages 48-50 for more details.

Use of Independent Compensation Consultant; Peer Considerations

In October 2017 the Committee engaged Veritas Executive Compensation Consultants to do a survey of total standard compensation components for the Company’s chief executive officer, chief operating officer, chief financial officer and an executive vice president. In doing so we specifically asked that they exclude DEPs for two reasons—first, because we think of DEPs more as putting the executive in the place of the stockholder without requiring an exercise (and typically accompanying sale to, for example, offset taxes) and second, because including episodic DEPs in a compensation exercise is not going to be as insightful as the anomalies of DEPs will distort any peer analysis.

Veritas used a peer group based on enterprise value at the Committee’s prior direction because we manage our business based on the enterprise value and EBITDA growth. The Committee previously rejected a revenue peer group as being not comparable with the Company because the Company’s market capitalization and enterprise value far exceeded those of the potential revenue-based peers. Companies were evaluated for inclusion in the peer group based on satisfying several of the following criteria: having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders and being in the same Global Industry Classification Standard (GICS) industry group and sub-industry group as the Company. For decisions affecting fiscal 2018, the Company used as its peer group the following companies:

Allison Transmission Holdings, Inc.	Fastenal Company
Ametek, Inc.	Flowserve Corporation
Amphenol Corporation	L-3 Communications Holdings, Inc.
AO Smith Corp.	Masco Corporation
Ball Corporation	PACCAR Inc.
BorgWarner Inc.	Parker-Hannifin Corporation
C.R. Bard	Rockwell Automation, Inc.
Colfax Corporation	Rockwell Collins, Inc.
Cummins Inc.	Roper Industries, Inc.
Dover Corporation	Stanley Black & Decker, Inc.
Textron Inc.

Annual Incentives

Executive officers participate in an annual incentive program. The annual incentives are paid in cash to the executive officers other than Messrs. Howley and Henderson (who receive their annual incentives in performance-based options). Target incentive amounts are based on a percentage of the officer’s salary pursuant to their respective employment agreements. The award structure, pay out contingencies and mechanics are fully transparent and can be easily ascertained by a third party following the calculations set forth below. Importantly, this process is non-discretionary and based on an objective assessment of the Company’s financial performance as follows:

•

(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•

(a) the Company’s “Annual Operational Performance per Diluted Share” (AOP) as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

Committee Discretion

The Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

2018 Targets and Actual Awards

In fiscal 2018, the non-discretionary incentive calculation of EBITDA As Defined and AOP, with each component weighted equally, yielded 108.8% of the target. The Company’s EBITDA As Defined was $1,876.6 million and the midpoint of the Company’s initial guidance, as adjusted by the incremental EBITDA As Defined guidance attributable to the Company’s acquisitions was $1,850 million. The Company’s actual AOP was $176.56 as compared to the AOP target of $154.15. The $154.15 target represented growth of 17.5% from the fiscal 2017 Annual Operational Performance per Diluted Share. The increase in the actual Annual Operational Performance per Diluted Share over the target was primarily attributable to acquisitions during the year.

For fiscal 2018, Mr. Stein’s target incentive was 125% of his base salary during his tenure as Chief Executive Officer and 100% of his base salary during his tenure as Chief Operating Officer. Mr. Lisman’s target incentive was 80% during his tenure as Chief Financial Officer and was pro rated for the target incentives for his prior positions during the year. Mr. Valladares’ and Mr. Skulina’s incentives were also pro rated for promotions with the final amounts being 80%. The target incentives (in dollars), the calculated incentive based on the plan as described above, and the actual amount awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)
Kevin Stein	995,000	1,082,560	1,100,000
Michael Lisman	144,750	157,488	170,000
James Skulina	439,625	478,312	480,000
Jorge Valladares	394,375	429,080	430,000

Mr. Henderson is paid an annual incentive in options, as calculated in his employment agreement. His target annual incentive was options to purchase 5,900 shares. His calculated incentive was 6,419 shares and he was awarded 6,419 shares. In addition, in fiscal 2018, the Committee awarded Mr. Henderson a special bonus outside of the Company’s incentive plan to recognize that Mr. Henderson had formerly reduced his compensation to account for working 75% of his time in 2018. In actuality, Mr. Henderson worked full time in 2018 and spear headed a number of difficult management transitions and acquisition integrations. Accordingly, the Committee awarded Mr. Henderson an additional 5,000 options as special bonus compensation to account for the differential.

Mr. Howley’s target incentive value was set at 125% of his annual salary or, in dollars $1,615,175 and his calculated incentive value was $1,757,310. The Committee determined that Mr. Howley should be awarded a bonus reflecting a value of $1,800,000 for fiscal 2018, or 102% of his calculated incentive. The Committee noted that, under Mr. Howley’s leadership, the organizational transitions in the CEO and CFO roles were successful and that he, along with Mr. Stein, kept senior executives nearing retirement engaged and active in the business, that the Company achieved its plan for the year and completed successful financings, that it was an exceptional year for acquisitions, including the signing potential Esterline acquisition, and that completed acquisitions are performing ahead of the original acquisition plan and that the stock ended the year up 44%. Mr. Howley receives his annual incentive by means of a grant of options in lieu of cash. See “Employment Agreements – Employment Agreement with Mr. Howley, Executive Chairman” on pages 48-50 for more details.

Perquisites

The Company provided no perquisites in 2018.

Employment Agreements

For a description of existing employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Overview of Say-On-Pay Vote History & Advisory Firm Recommendation Effect

In the initial years of Say-On-Pay (SOP), between 2011 and 2014, the Company maintained its existing historical practice of biennial option grants. This grant pattern resulted in large reported compensation in alternating years, which in turn drove huge peaks and valleys in our SOP voting record with approximately 98%, 56%, 97% and 65%, respectively, of the votes cast were voted in support of the Say on Pay proposal. These gyrations occurred despite the Company’s consistent performance and the nearly identical nature of the compensation program.

In addition, proxy advisory firms’ adverse recommendations against SOP in the grant years had impact on our shareholders. For example, looking at 2011 vs. 2012, the appearance of a large income increase from the biennial grants and concern over 280G practices (which were not uncommon prior to SOP) caused proxy advisory firms to recommend against the 2012 SOP proposal. During subsequent engagement with holders representing a majority of our shares, we learned that portfolio managers and analysts who make the investment decisions were nearly unanimously in favor of the Company’s compensation practices. Investor stewardship representatives were also generally in favor of the Company’s compensation practices, although representatives at a few stockholders found fault with the 280G clause, which was eliminated after the 2012 vote, and suggested enhanced disclosure to help shareholders get comfortable with the operations of our incentive compensation program. As we moved through ensuing years, the same pattern of grants, adverse recommendations, and communications continued and we eventually concluded a change was needed to break this pattern.

Following subsequent stockholder outreach efforts in 2014, the Company bolstered the alignment of the interests of management and stockholders by:

•	Entering into a new employment agreement for Mr. Howley, which increased Mr. Howley’s equity retention requirement to $10,000,000 and included a requirement to hold $5,000,000 of stock;

•	Requiring other executive officers to hold half of their equity retention limits in common stock;

•	Determining to issue Mr. Howley annual option grants, rather than biennial grants;

•	Benchmarking Mr. Howley’s total compensation (exclusive of dividend equivalents) against the Company’s peer group;

•	Outlining the method for determining the size of Mr. Howley’s annual option grants;

•	Adopting a new non-discretionary incentive program based on the achievement of EBITDA As Defined and annual operating performance (AOP);

•	Amending the insider trading policy to prohibit pledges, hedges and holding Company stock in margin accounts;

•	Eliminating restricted stock and other broad equity awards from the 2014 Stock Option Plan; and

•	Eliminating “liberal” share recycling from the 2014 Stock Option Plan.

Since the change from biennial to annual grants for Mr. Howley, the Company has enjoyed overwhelming stockholder support of its Say-On-Pay in each of the annual meetings held in 2015, 2016, and 2017. However, the Company has continued to engage with stockholders regarding the Company’s compensation and other issues of importance to stockholders. For fiscal 2017, the Company reported a large magnitude of pay for the Company’s then-Chief Executive Officer, Mr. Howley, resulting from dividend equivalent payments related to two dividends totaling $46 per share paid during the year. As discussed in last year’s proxy, we recognize that the $46 per share in dividends paid in fiscal 2017 may have appeared as outsized compensation because they are reflected in the Summary Compensation Table and thus, we believe, misrepresent an uptick in compensation. However, the Committee considers the ability of optionholders to share in the benefits of value creation right alongside our stockholders, as essentially making them whole for keeping fully vested options. Even though no changes to the incentive program had occurred, one proxy advisory firm recommended against Say-On-Pay at last year’s annual meeting and the stockholder vote of 64.46% in favor reflected that adverse recommendation.

The Company anticipated a challenging Say-On-Pay advisory vote for the March 2018 annual meeting due to the appearance of outsized compensation from the payment of two special dividends in fiscal 2017 and the Company’s stock price volatility resulting from a short selling effort. The Company proactively engaged with investors before the issuance of the proxy in November 2017, and then again after the proxy was issued, with the following results:

•

In total, the Company engaged with 22 of the top 25 shareholders, representing 74% of the shares outstanding as of the record date for the 2018 annual meeting (three shareholders either did not respond or declined engagement).

•	18 of the 22 shareholders engaged voted “FOR” Say-On-Pay and were satisfied with the overall design of the executive compensation plan and its alignment with shareholders.

•

4 of the 22 shareholders engaged voted “Against” Say-On-Pay but there was no consistent reason cited. Of note, three of those shareholders voted “FOR” Say-On-Pay in the previous year (March 2017 annual meeting) with no change to the design of the compensation plan between the years. That appears to imply that the negative votes were based on magnitude of pay because of the dividend equivalent payments.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officers serving during the year, the Chief Financial Officers serving during the year and two of the Company’s other most highly compensated executive officers serving as an executive officer at September 30, 2018 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($) (3)	Nonequity Incentive Compensation ($) (2)	All Other Compensation ($) (4)	Total ($)
Kevin Stein, President and Chief Executive Officer (5)	2018	838,333	17,440	19,695,375	1,082,560	1,837,900	23,471,608
	2017	680,000	3,000	4,808,830	742,000	5,496,800	11,730,630
	2016	611,250	23,328	--	536,672	15,900	1,187,150
W. Nicholas Howley, Executive Chairman (5)	2018	7,000	--	12,330,335	--	791,262	13,128,597
	2017	7,000	--	9,772,881	--	51,243,221	61,023,102
	2016	280,250	--	10,392,997	--	8,224,953	18,898,200
Michael Lisman, Chief Financial Officer (6)	2018	250,365	12,512	761,541	157,488	33,197	1,215,103
James Skulina, Senior Vice President – Finance(6)	2018	567,500	1,688	3,602,940	478,312	2,842,550	7,492,990
	2017	463,750	6,170	2,980,120	323,830	5,119,250	8,893,120
	2016	440,000	7,031	--	312,969	15,900	775,900
Terrance Paradie, Executive Vice President and Chief Financial Officer(6)	2018	281,250	--	1,518,000	--	1,183,140	2,982,390
	2017	520,000	2,300	3,047,850	445,200	3,107,050	7,122,400
	2016	498,750	14,834	--	355,167	2,688	871,439
Robert Henderson, Vice Chairman	2018	10,000	--	2,964,717	--	1,289,600	4,264,317
	2017	162,500	--	4,147,189	--	13,409,850	17,719,539
	2016	611,250	23,328	--	536,672	1,602,150	2,773,400
Jorge Valladares, Chief Operating Officer - Power	2018	503,590	920	4,933,500	429,080	896,700	6,763,790
	2017	438,760	500	--	310,500	4,744,125	5,493,885
	2016	398,750	25,163	2,596,500	284,837	578,525	3,883,775

(1)

Mr. Howley received all but $7,000 of his fiscal 2018 salary in options. The grant of options for calendar 2018 (i.e., including compensation for the first quarter of fiscal 2019) made during fiscal 2018 is included in the Option Awards column and represents  $1,368,173 of the total. Mr. Henderson received all but $10,000 of his calendar 2018 salary in options. The grant of options for calendar 2018 (i.e., including compensation for the first quarter of fiscal 2019) made during fiscal 2018 is included in the Option Awards column and represents $440,690 of the total.

(2)

The Company has a performance-based annual incentive plan, with discretion to adjust awards by up to 20%. The calculated amount is disclosed in the Nonequity Incentive Compensation column and any additional amount is disclosed in the Bonus column.

For Mr. Howley, his calculated incentive for 2018 was $1,757,310 and he was awarded $1,800,000. Pursuant to his employment agreement, Mr. Howley received a grant of options in fiscal 2019 in lieu of the cash incentive relating to 2018. Notwithstanding that the incentive award was granted in fiscal 2019, because it is in lieu of prior year incentive compensation, the fair value of the grant, which is $1,967,756, is reflected as an option award in the Summary Compensation Table for fiscal 2018. For Mr. Henderson, his annual incentive is set pursuant to his employment agreement to be paid in a fixed number of options (as adjusted by the percentage yielded by the annual incentive program); accordingly, Mr. Henderson received a grant of options in fiscal 2019 in lieu of the cash incentive relating to 2019. Notwithstanding that the incentive award was granted in fiscal 2019, because it is in lieu of prior year incentive compensation, the fair value of the grant, which is $663,917 is reflected as an option award in the Summary Compensation Table for fiscal 2018. Mr. Henderson also received an additional option award, valued at $517,150, in fiscal 2019 relating to fiscal 2018 performance as a special bonus, which is also reflected in the option award column.

(3)

The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s stock option plans. See Note 17 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2018 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(4)

Represents amounts paid pursuant to the Company’s 401(k) plan equal to $16,300, $280, $3,757, $16,300, 13,800,$ 400 and $16,300 for Messrs. Stein, Howley, Lisman, Skulina, Paradie, Henderson and Valladares, respectively, and dividend equivalents paid on vested options equal to $1,821,600, $790,982, $29,440, $2,826,250, $618,240, $1,289,200, and $880,400 for Messrs. Stein, Howley, Lisman, Skulina, Paradie, Henderson and Valladares, respectively. For Mr. Paradie also includes severance in the amount of $551,100.

(5) Mr.	Howley served as Chairman and Chief Executive Officer until April 25, 2018. Mr. Stein became Chief Executive Officer on such date.

(6) Mr.

Paradie resigned on January 2, 2018 effective April 2, 2018. His option awards reported in the table were forfeited. Mr. Skulina served as Executive Vice President and Interim Chief Financial Officer from January 2, 2018 – July 26, 2018. Mr. Lisman was appointed Chief Financial Officer on July 26, 2018.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2018 to the named executive officers.

Name	Grant Date		Estimated Payouts Under Non-Equity Incentive Plan Awards Target ($) (1)	Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold (#)(2)	Target (#)(3)	Maximum (#)
Kevin Stein	11/08/17		995,000
	04/25/18	(4)		53,375	213,500	213,500	324.38	19,695,375
W. Nicholas Howley	11/08/17	(5)	1,615,175	29,971	119,884	119,884	284.97	9,099,196
	11/08/17	(6)		12,771	42,571	42,571	284.97	3,221,139
Michael Lisman	11/08/17	(7)	144,750	275	1,100	1,100	284.97	83,490
	01/24/18	(4)		2,025	8,100	8,100	303.90	678,051
James Skulina	11/08/17	(7)	439,625	5,250	21,000	21,000	284.97	1,593,900
	01/24/18	(8)		6,000	24,000	24,000	303.90	2,009,040
Terrance Paradie	11/08/17	(7)	400,000	5,000	20,000	20,000	284.97	1,518,000
Robert Henderson	11/08/17	(7)		4,250	17,000	17,000	284.97	1,290,300
	11/08/17	(9)		7,620	13,854	13,854	284.97	1,051,519
	12/27/17	(9)		390	710	710	273.81	52,661
Jorge Valladares	11/08/17	(7)	394,375	16,250	65,000	65,000	284.97	4,933,500

(1)

Represents target amount of annual cash incentive. The annual incentive plan is described in detail and actual amounts awarded are disclosed on pages 32-34. Actual amounts paid under the incentive plan are disclosed in the Summary Compensation Table on page 37. Even though his target amount is denominated in dollars, Mr. Howley received his annual “cash” incentive for 2018 in options in accordance with his employment agreement. Amounts have been pro rated and stated at the final year end target awards for individuals promoted during the year.

(2)

Calculated to represent the amount that would vest if the minimum AOPs were met in the applicable years. If the AOP (as hereinafter defined) is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares.

(3)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

(4)

Represents options that vest as follows: 5% if the AOP is at least $144.31 and 20% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, 2018, the AOP was $174.98 so 20% of the options vested), 5% if the AOP is at least $158.74 and 20% if the AOP is at least $181.13 per diluted share on September 30, 2019, 5% if the AOP is at least $174.62 and 20% if the AOP is at least $212.82 per diluted share on September 30, 202, 5% if the AOP is at least $192.08 and 20% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 5% of the AOP is at least $211.29 and 20% if the AOP is at least $293.83 per diluted share on September 30, 2022..

(5)	Represents options that vest as follows: 25% if the AOP is at least $174.62 and 100% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(6)

Represents options that vest as follows: 10% if the AOP is at least $144.31 and 40% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, 2018, the AOP was $174.98 so 40% of the options vested), 10% if the AOP is at least $158.74 and 40% if the AOP is at least $181.13 per diluted share on September 30, 2019 and 5% if the AOP is at least $174.62 and 20% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(7)

Equity incentive award represents options that vest as follows: 12.5% if the AOP is at least $192.08 and 50% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $211.29 and 50% if the AOP is at least $293.83 per diluted share on September 30, 2022.

(8)

Represents options that vest as follows: 8.33% if the AOP is at least $144.31 and 33.33% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, 2018, the AOP was $174.98 so one-third of the options vest), 8.33% if the AOP is at least $158.74 and 33.33% if the AOP is at least $181.13 per diluted share on September 30, 2019 and 8.34% if the AOP is at least $174.62 and 33.34% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(9)

Represents options that vest 40% immediately on grant, 10% if the AOP is at least $144.31 and 40% if the AOP is at least $154.15 per diluted share on September 30, 2018 (as of September 30, the AOP was $174.98 so a total of 80% of the options were vested) and 5% if the AOP is at least $159.74 and 20% if the AOP is at least $181.13 per diluted share on September 30, 2019.

(10)	Mr. Paradie’s employment terminated on April 2, 2018 and all equity and nonequity awards set forth in the table were forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and restricted stock subject to forfeiture as of September 30, 2018 with respect to the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	(1)	Option Exercise Price ($)	Option Expiration Date
Kevin Stein	158,400	39,600	(2)	191.79	11/13/2024
	--	71,000	(3)	269.42	11/10/2026
	42,700	170,800	(4)	324.38	04/25/2028

W. Nicholas Howley (5)	410,000	--		82.67	03/04/2021
	350,000	--		130.09	11/19/2022
	--	156,190	(6)	191.79	11/13/2024
	--	133,517	(7)	226.34	11/06/2025
	45,912	--		230.72	12/10/2025
	33,510	8,378	(8)	269.42	11/10/2026
	--	116,786	(9)	269.42	11/10/2026
	--	119,884	(10)	284.97	11/08/2027
	17,028	25,543	(11)	284.97	11/08/2027

Michael Lisman	1,920	1,280	(12)	217.70	01/20/2026
	--	1,100	(13)	284.97	11/08/2027
	1,620	6,480	(4)	303.90	01/24/2028

James Skulina	15,000	--		27.08	11/17/2018
	10,000	--		41.79	11/16/2019
	13,000	--		97.42	11/14/2021
	24,000	--		97.41	01/19/2022
	37,500	--		148.45	11/15/2023
	32,500	32,500	(14)	191.79	11/13/2024
	--	44,000	(3)	269.42	11/10/2026
	--	21,000	(14)	284.97	11/08/2027
	8,000	16,000	(15)	303.90	01/24/2028

Terrance Paradie	55,640	13,440	(2)	221.81	04/22/2025
	--	9,000	(3)	269.42	11/10/2026

Robert Henderson	45,000	--		82.67	03/04/2021
	67,500	--		130.09	11/19/2022
	105,600	26,400	(2)	191.79	11/13/2024
	--	44,000	(3)	269.42	11/10/2026
	6,800	1,700	(16)	250.79	12/14/2026
	--	17,000	(13)	284.97	11/08/2027
	11,084	2,770	(17)	284.97	11/08/2027
	568	142	(17)	273.81	12/27/2017

Jorge Valladares	15,000	--		80.80	04/27/2021
	10,750	--		130.09	11/19/2022
	62,000	--		148.45	11/15/2023
	--	45,000	(18)	226.34	11/06/2025
	--	65,000	(13)	284.97	11/08/2027

(1)

As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. If the AOP (as hereinafter defined) is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

(2)	Options vest as follows: 5% of the total award if the AOP is at least $57.66 and 20% of the total award if the AOP is at least $92.85 per diluted share on September 30, 2019.

(3)

Options vest as follows: 12.5% if the AOP is at least $144.87 and 50% if the AOP is at least $191.37 per diluted share on September 30, 2020 and 12.5% if the AOP is at least $159.35 and 50% if the AOP is at least $224.86 per diluted share on September 30, 2021.

(4)

Options vest as follows: 5% of the total award if the AOP is at least $158.74 and 20% of the total award if the AOP is at least $181.31 per diluted share on September 30, 2019, 5% of the total award if the AOP is at least $174.62 and 20% of the total award if the AOP is at least $212.82 per diluted share on September 30, 2020. 5% of the total award if the AOP is at least $192.08 and 20% of the total award if the AOP is at least $250.07 per diluted share on September 30, 2021 and 5% of the total award if the AOP is at least $211.29 and 20% of the total award if the AOP is at least $293.83 per diluted share on September 30, 2022.

(5)

All options for Mr. Howley except 1,924 options expiring March 4, 2021 (which are owned by Bratenahl Capital Partners and of which Mr. Howley disclaims beneficial ownership) and those expiring on November 10, 2026 and November 8, 2027 (which are owned by Mr. Howley directly) are owned by Mr. Howley’s family trust.

(6)	Options vest as follows: 25% if the AOP is at least $57.66 and 100% if the AOP is at least $92.85 per diluted share on September 30, 2019.

(7)	Options vest as follows: 25% if the AOP is at least $98.01 and 100% if the AOP is at least $134.97 per diluted share on September 30, 2019.

(8)	Options vest as follows: 10% of the total award if the AOP is at least $131.70 and 20% of the total award if the AOP is at least $162.87 per diluted share on September 30, 2019.

(9)	Options vest as follows: 25% if the AOP is at least $144.87 and 100% if the AOP is at least $191.37 per diluted share on September 30, 2020.

(10)	Options vest as follows: 25% if the AOP is at least $174.62 and 100% if the AOP is at least $212.82 per diluted share on September 30, 2020.

(11)

Options vest as follows: 10% of the total award if the AOP is at least $158.74 and 40% of the total award if the AOP is at least $181.13 per diluted share on September 30, 2019 and 5% of the total award if the AOP is at least $174.62 and 20% of the total award if the AOP is at least $212.82 per diluted share on September 30, 2020.

(12)

Options vest as follows: 5% of the total award if the AOP is at least $98.01 and 20% of the total award if the AOP is at least $134.97 per diluted share on September 30, 2019 and 5% of the total award if the AOP is at least $107.82 and 20% of the total award if the AOP is at least $158.59 per diluted share on September 30, 2020.

(13)

Options vest as follows: 12.5% if the AOP is at least $192.08 and 50% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $211.29 and 20% if the AOP is at least $293.83 per diluted share on September 30, 2022.

(14)

Options vest as follows: 12.5% if the AOP is at least $192.08 and 50% if the AOP is at least $250.07 per diluted share on September 30, 2021 and 12.5% if the AOP is at least $211.29 and 50% if the AOP is at least $293.83 per diluted share on September 30, 2022

(15)

Options vest as follows: 8.33% of the total award if the AOP is at least $158.74 and 33.33% of the total award if the AOP is at least $181.13 per diluted share on September 30, 2019 and 8.34% of the total award if the AOP is at least $174.62 and 33.34% of the total award if the AOP is at least $212.82 per diluted share on September 30, 2020.

(16)	Options vest as follows: 5% of the total grant if the AOP is at least $131.70 and 20% of the total grant if the AOP is at least $191.37 per diluted share on September 30, 2019.

(17)	Options vest as follows: 5% of the total award if the AOP is at least $159.74 and 20% of the total award if the AOP is at least $181.13 per diluted share on September 30, 2019.

(18)

Options vest as follows: 12.5% if the AOP is at least $98.01 and 50% if the AOP is at least $134.97 per diluted share on September 30, 2019 and 12.5% if the AOP is at least $107.82 and 50% if the AOP is at least $158.59 per diluted share on September 30, 2020.

Option Exercises in Last Fiscal Year

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2018.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Kevin Stein	--	--

W. Nicholas Howley	109,200	25,931,497

Michael Lisman	--	--

James Skulina	20,000	6,434,265

Terrance Paradie	25,000	3,690,650

Robert Henderson	40,000	9,596,744

Jorge Valladares	13,000	3,767,076

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Termination Payments for Kevin Stein, President and Chief Executive Officer

Pursuant to the terms of his employment agreement, if Mr. Stein is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2018, Mr. Stein had no unpaid but accrued salary and benefits. If Mr. Stein is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

Thus, if Mr. Stein had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, he would have received approximately $4,014,904 in base salary, bonus and benefits.

In addition, Mr. Stein’s stock option grants of November 2014, November 2016 and April 2018 have provisions with regard to post-employment vesting. If Mr. Stein’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	20%
During the third fiscal year after date of grant	40%
During the fourth fiscal year after date of grant	60%
During the fifth fiscal year after date of grant	80%
After the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Stein had died, become disabled, been terminated by the Company without cause, or had resigned from his employment for good reason on September 30, 2018, 60% of his November 2014 grant, 20% of his November 2016 grant and none of his April 2018 grant would have been permitted to vest in accordance with their terms.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2018, Mr. Stein would have had 281,400 options vest, with a realized value of $22,637,412 (assuming the change in control price was $372.30 the closing price of the Company’s stock on the NYSE on September 28, 2018).

Termination Payments for W. Nicholas Howley, Executive Chairman

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2018, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he is not re-elected to the Board, Mr. Howley will receive only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, he would have received approximately $6,331,916 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was because he was not re-elected to the Board, he would have received approximately $3,362,916 in base salary, bonus and benefits.

Mr. Howley’s stock option agreement of November 2014 granting him 156,190 options vesting in 2019 has provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
On or after October 1, 2017 but before October 1, 2018	80%
On or after October 1, 2018 but before October 1, 2019	90%
On or after October 1, 2019	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 80% of those options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2015 granting him 133,517 options vesting in 2019 and his stock option agreement of November 2016 granting him 116,786 options vesting in 2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	30%
During the third fiscal year after date of grant	60%
During the fourth fiscal year after date of grant	80%
After the fourth fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 60% of his November 2015 options and 30% of his November 2016 options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2016 granting him 41,888 options vesting in 2017-2019 and his stock option agreement of November 2017 granting him 25,543 options vesting in 2018-2020 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the second fiscal year after date of grant	40%
During the third fiscal year after date of grant	80%
After the third fiscal year after date of grant	100%
(1)

Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 40% of his November 2016 options and none of his November 2017 options would have been eligible to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2017 for 119,884 options vesting in 2020 also have provisions with regard to post-employment vesting but none would have been eligible to vest if Mr. Howley had been terminated on September 30, 2018.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2018, Mr. Howley would have had 560,298 options vest, with a realized value of $73,259,010 (assuming the change in control price was $372.30 the closing price of the Company’s stock on the NYSE on September 28, 2018).

Termination Payments for Other Named Executive Officers

Pursuant to the terms of their respective employment agreements, if Mr. Lisman, Mr. Skulina, Mr. Henderson or Mr. Valladares is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2018, none of Mr. Lisman, Mr. Skulina, Mr. Henderson or Mr. Valladares had unpaid but accrued base salary or benefits. If Mr. Lisman is terminated by reason of death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in his agreement and described under “Employment Agreements” below), he will receive (a) 1.25 times his annual salary, (b) 1.25 times the greater of (i) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 15 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If Mr. Skulina, Mr. Henderson or Mr. Valladares is terminated by reason of death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), he will receive, after 90 days notice in the case of termination without cause, (a) one times his annual salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If any of the aforementioned named executive officers had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2018, they would have received the following amounts in base salary, bonus and benefits:

Name	Potential Payout Upon Termination ($)
Michael Lisman	761,500
James Skulina	1,061,301
Robert Henderson	950,708
Jorge Valladares	1,018,175

In addition, the option grants in November 2014, November 2016, November 2017 and January 2018 for Mr. Skulina and the option grants in November 2014, November 2016, December 2016, November

2017 and December 2017 for Mr. Henderson and the option grants in November 2015 and November 2017 for Mr. Valladares have post-employment vesting provisions similar to those described above for Mr. Stein’s grants. Thus, if Mr. Skulina had died, become disabled, been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 60% of his November 2014 grant, 20% of his November 2016 and none of his November 2017 or January 2018 grants would have been permitted to vest in accordance with their terms; if Mr. Henderson had died, become disabled, been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2018, 60% of his November 2014 grant, 20% of his November 2016 grant, 40% of his December 2016 grant and none of his 2017 grants would have been permitted to vest in accordance with their terms; and if Mr. Valladares had died, become disabled, been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2018, 80% of his November 2015 grant and none of his November 2017 grant would have been permitted to vest in accordance with their terms. Mr. Lisman does not have any pre-September 30, 2018 awards that have post-retirement vesting provisions, although his fiscal 2019 award has such provisions. Mr. Paradie was no longer an employee as of September 30, 2018.

The Company’s equity plans have provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2018, Messrs. Lisman, Skulina, Paradie, Henderson and Valladares would have had 8,860, 113,500, 13,440, 205,512 and 110,000 options, respectively, vest, with a realized value of $737,183, $13,321,625, $2,948,506, $11,239,251 and $12,244,650, respectively (assuming the change in control price was $372.30, the closing price of the Company’s stock on the NYSE on September 28, 2018).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2018, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($) (1)	Termination for Cause ($)	Termination Without Cause ($) (2)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)		Voluntary Termination without Good Reason ($) (2)
Kevin Stein	22,637,412	--	4,014,904	4,014,904	4,014,904		--
W. Nicholas Howley	73,259,010	--	6,757,964	6,757,964	6,757,964	(3)	573,684
Michael Lisman	737,183	--	761,500	761,500	761,500		--
James Skulina	13,321,625	--	1,061,301	1,061,301	1,061,301		--
Terrance Paradie	2,948,506	n/a	n/a	n/a	n/a		n/a
Robert Henderson	11,239,251	--	950,708	950,708	950,708		--
Jorge Valladares	12,244,650	--	1,018,175	1,018,175	1,018,175		--

(1)

Amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.

(2)	For Mr. Howley, treated as a retirement, in which Mr. Howley would receive continued health care coverage pursuant to his employment agreement.

(3)	If Mr. Howley resigned for good reason because he was not re-elected to the Board of Directors he would receive only $3,378,982.

2018 CEO Pay Ratio

The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our Chief Executive Officer) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). The values are as follows for 2018, our last completed fiscal year:

•	Mr. Stein’s annual total compensation — $23,471,608

•	Our median employee’s annual total compensation — $46,742

•	Ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation — 502:1

In determining our median employee, we chose September 30, 2018, the date of our last completed fiscal year. As of this date, we employed 9,677 persons in 19 countries. Consistent with SEC requirements, we reviewed our global employee population as of September 30, 2018 to prepare the pay ratio analysis. Our median employee was selected using total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the fiscal year (excluding our CEO). In determining our median employee, we did not use any of the exemptions permitted under SEC rules, and we included employees who joined TransDigm in connection with the acquisitions of Kirkhill, Extant and Skandia. Similarly, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Stein. Once we identified our median employee, we calculated such employee’s annual total compensation as described above for purposes of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.

Employment Agreements

Employment Agreement with Mr. Stein, President and Chief Executive Officer

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with the Company to serve as Chief Operating Officer of the Company. The agreement, pursuant to which Mr. Stein currently serves as Chief Executive Officer, was most recently amended in April 2018. Unless earlier terminated by the Company or Mr. Stein, the current term of Mr. Stein’s employment agreement expires on October 1, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Stein’s annual base salary is $1,000,000 per annum for calendar year 2018 and may be increased but not decreased. In addition, Mr. Stein is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary.

Mr. Stein’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Stein’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Stein for certain enumerated good reasons, which include: (i) a material diminution in Mr. Stein’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) a reduction of Mr. Stein’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; (iii) the Company requires Mr. Stein, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (iv) the Company’s refusal to amend the agreement to extend the term or any renewal thereof at least one year or enter into a new agreement with Mr. Stein on substantially similar terms without providing Mr. Stein with severance benefits comparable to those in the agreement; or (v) any material breach of the agreement by the Company, then the Company will, pay Mr. Stein (a) two times his annual salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Stein for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of Mr. Stein’s employment and following any termination of his employment, for a period of 24 months, Mr. Stein will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Stein’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Stein’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Stein is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Stein is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreement with Mr. Howley, Executive Chairman

Mr. Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Executive Chairman of the Company, was most recently amended and restated in April 2018. Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on September 30, 2024. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Howley’s annual base salary is $1,292,140 for calendar year 2018, $1,369,668 per annum for calendar year 2019, $1,451,848 for calendar year 2020, $1,538,959 for calendar year 2021, $1,631,297 for calendar year 2022, $864,587 for calendar year 2023 and $916,463 for calendar year 2024. Mr. Howley will receive $7,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash as determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $7,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent application of the assumptions used by the Company in calendar 2014 when the prior employment agreement was executed, other than the price of the stock), and valued using the average closing prices for the 45 trading days immediately prior to the grant date. In addition, Mr. Howley is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined.

For options granted in lieu of cash salary and bonus, the performance vesting criteria for the options will be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017. The options granted in fiscal 2019 and fiscal 2020 will vest, to the extent the performance criteria is met, 80% at completion of the first fiscal year after the grant and 20% after the second fiscal year after the date of grant; and the options granted in fiscal 2021, 2022 and 2023 will vest, to the extent the performance criteria is met, 100% at completion of the first fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the employment agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley” on pages 43-45. Mr. Howley may elect one time during the term of the employment agreement not to continue to receive equity in lieu of his cash compensation and to receive his salary and annual incentive in cash for the remainder of the term of the agreement.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•

by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent; (ii) Mr. Howley is not re-elected to the Board; (iii) the Company requires Mr. Howley, without his prior written consent, to be based at any specific office or location; (v) any material breach of the agreement by the Company; or (v) there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change, then the Company will, pay Mr. Howley (a) two times his annual salary minus an amount equal to the portion of annual base salary for the remainder of the calendar year in which the termination occurs that has already been included in the grant of options, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he was not re-elected to the Board, the Company will pay only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The agreement also provides that Mr. Howley will receive annual grants of a number of options valued at $12,589,475 in fiscal 2020, $13,030,107 in fiscal 2021, $13,486,160 in fiscal 2022, $6,979,088 in fiscal 2023 and $7,223,356 in fiscal 2024 on a Black Scholes basis (using consistent application of assumptions used by the Company in calendar 2014, other than stock price), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2016 and 2017. The options granted in 2019, 2020 and 2021 vest 40% at completion of the first fiscal year following grant, 40% at completion of the second year following grant and 20% at completion of the third year following grant. The options granted in 2022, 2023 and 2024 vest 50% at completion of the first fiscal year following grant and 50% at completion of the second year following grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the agreement). For more detail see “Potential Payments Upon Termination or Change in Control—Termination Payments for W. Nicholas Howley” on pages 43-45.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Named Executive Officers

Mr. Lisman entered into an employment agreement with the Company on July 27, 2018 on his promotion to Chief Financial Officer. Unless earlier terminated by the Company or Mr. Lisman the term of his agreement extends until December 31, 2023, with no automatic right of renewal.

Mr. Skulina entered into an employment agreement with the Company to serve as Executive Vice President on April 20, 2012 and was amended in October 2015. Unless earlier terminated by the Company or Mr. Skulina the term of his agreement extends until October 2019, with an automatic two year right of renewal.

Mr. Henderson entered into an employment agreement with the Company on February 24, 2011. The agreement was amended several times, most recently in November 2018. Mr. Henderson currently serves as Vice Chairman of the Company. Unless earlier terminated by the Company or Mr. Henderson the term of his agreement extends until December 31, 2021 (but if the Company’s proposed acquisition of Esterline does not close by December 31, 2019, the agreement will terminate on that date). The agreement has no automatic right of renewal.

Mr. Valladares entered into an employment agreement with the Company on October 23, 2013. The agreement has been amended, most recently in July 2018. Mr. Valladares currently serves as Chief Operating Officer – Power & Controls of the Company. Unless earlier terminated by the Company or Mr. Valladares the term of his agreement extends until October 1, 2023, with no automatic right of renewal.

Mr. Paradie’s employment ended on April 2, 2018.

As of September 30, 2018, Mr. Lisman’s, Mr. Skulina’s, Mr. Henderson’s and Mr. Valladares’ respective annual base salaries were $460,000, $600,000, $520,000 and $600,000. and their annual incentive was targeted at 80% of their respective salaries. Under the terms of the employment agreements the annual base salary is subject to annual review but may be increased and not decreased subject to such review. Mr. Henderson receives his base salary and annual incentive primarily in equity.

The employment agreements provide that if Mr. Lisman, Mr. Skulina, Mr. Henderson or Mr. Valladares is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•

by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; or any material breach of this Agreement by the Company; or

•	due to his death or disability (as defined in his employment agreement)

the Company will, pay (a) Mr. Skulina, Mr. Henderson, and Mr. Valladares (after 30 days notice) one times his annual salary and Mr. Lisman 1.25 times his annual salary, (b) Mr. Skulina, Mr. Henderson and Mr. Valladares one times and Mr. Lisman 1.25 times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, and (c) 18 times the monthly cost of the difference between the executive’s employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. Mr. Paradie’s employment agreement contained the same provisions.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s   named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related   disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy   statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered accounting firm all matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2018 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Gary E. McCullough

Michele Santana

Robert Small

John Staer

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2004 and is expected to do so for the fiscal year ending September 30, 2019. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2017 and 2018 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $4,660,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2017 and approximately $5,347,000 during fiscal year ended September 30, 2018.

Audit-Related Fees

The Company did not use Ernst & Young for audit related fees during the fiscal years ended September 30, 2017 or September 30, 2018.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $365,000 in fees for professional services rendered for the fiscal year ended September 30, 2017 and approximately $566,000 for the fiscal year ended September 30, 2018. Such services principally included assistance and consultation provided to the Company in connection with tax compliance.

All Other Fees

Ernst & Young billed the Company $3,000 in fees for non-audit services related to an agreed-upon procedures report during the fiscal year ended September 30, 2017 and $3,000 during fiscal year ended September 30, 2018.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young   LLP as the Company’s independent accountant for the fiscal year 2019. Proxies will be voted FOR approval of the proposal   unless otherwise specified.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL

The Company been advised by a representative of the Comptroller of the City of New York, the custodian and/or a trustee of the New York City Employees’ Retirement Systems, the New York City Fire Pension Fund, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Board of Education Retirement System (collectively, the “Proponents”), that the Proponents intend to submit the following proposal at the Annual Meeting. The Company will promptly provide the addresses of the Proponents and the number of shares owned by them upon request directed to the Company’s Secretary.

In accordance with federal securities regulations, the proposal and supporting statement are set forth below exactly as submitted by the Proponent. The Company is not responsible for the contents of the proposal or the supporting statement. If the proposal is properly presented at the Annual Meeting, the Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

* * * *

Proposal and Supporting Statement

Greenhouse gas emissions reduction targets

Resolved: Shareholders request that TransDigm Group, Inc. adopt a policy with time-bound, quantitative, company-wide goals for managing greenhouse gas (GHG) emissions, taking into account the objectives of the Paris Climate Agreement, and report, at reasonable cost and omitting proprietary information on its plans to achieve these targets.

Supporting Statement: It is appropriate for shareholder to request that TransDigm set goals for managing GHG emissions because such goals help to mitigate a critically important issue for civil society and businesses – climate change.

Scientists expect that failure to mitigate climate change will lead to additional sea level rise, more extreme weather, mass migration, and public health impacts from heat waves, fires, and changing disease vectors. In one shocking worst case scenario – a 4 degree centigrade increase in global temperatures – the World Bank has stated it may not be possible for humanity to adapt.

To manage the risks posed by climate change, representatives from approximately 195 countries adopted the Paris Climate Agreement, which aims to limit the increase in global average temperature – and the most devastating social impacts of climate change – reducing GHG emissions. Transitioning to the low-carbon future envisioned in the Accord is likely to fundamentally transform the global economy and the competitive environment in which all corporations operate.

This proposal requests adoption of a high level policy with goals, but leaves the nature, timing and level of the goals entirely up to Transdigm’s (sic) discretion. The proposal is not an attempt to micromanage but to set a guiding direction that can be assessed by shareholders.

The GHG management goals requested are intended to be integrated with other the goals (sic) the company has adopted. Well over 60% of Fortune 100 companies have already set GHG emissions targets, presumably while taking into consideration other corporate goals and policies.[1] Operating a company by striving to meet a variety of specific goals is a standard business practice.

Examples of companies with GHG reduction goals include: Walmart, Apple, Johnson & Johnson, GM, AT&T, Procter & Gamble, JP Morgan Chase, McDonald’s and Microsoft.[2]

Transdigm’s (sic) peers in the aerospace and defense industry that have set GHG management goals include United Technologies, Boeing, Lockheed Martin and Northrup Grumman.

Large institutional investors such as BlackRock and State Street Global Advisors have publicly and privately called on companies to address climate change. A State Street white paper states: “We view establishing company-specific GHG emissions targets as one of the most important steps in managing climate risk.”[3] Investors are concerned about climate impacts on individual companies as well as portfolio-wide risks related to changing regulations and costs associated with extreme weather events.

There are numerous cost-effective ways for companies to reduce GHG emissions and help protect society from the worst impacts of climate change while reaping financial benefits.

* * * *

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors believes the proposal is not in the best interests of the Company or its stockholders and unanimously recommends a vote AGAINST the proposal for the following reasons.

The Company and the Board of Directors recognize the significance of climate change and the importance of managing the environmental impact of the operations of the Company’s businesses, and they understand that these issues are increasingly a focus of stockholders, customers and employees. However, after careful consideration, the Board does not believe that the prescriptive approach outlined in the proposal is in the best interests of the Company or its stockholders at this time. In particular, the Board does not believe that implementation of a policy with “time-bound, quantitative, company-wide goals” for managing greenhouse gas (“GHG”) emissions would be

[1]	https://c402277.ssl.cfl.rackedn.com/publications/1049/files/original/Power_Forward_3.0_-_April _2017_-_Digital_Second_Final.pdf?1493325339, p 2
[2]	https://c402277.ssl.cfl.rackedn.com/publications/1049/files/original/Power_Forward_3.0_-_April _2017_-_Digital_Second_Final.pdf?1493325339, P. 40
[3]	https://www.ssga.com/investment-topics/environmental-social-governance/2017/perspectives-on-effective-climate-change-disclosure.pdf, p. 2.

appropriate for the Company. The proposal represents a one-size-fits-all approach to a complicated issue that does not sufficiently account for the Company’s distinct businesses and operating structure.

The Company’s core organizational philosophy revolves around an enterprise-wide value generation strategy largely developed at the corporate level, with a significant degree of autonomy retained by the management of 34 separate operating units to determine how to best execute that strategy. By keeping these operating units small and focused with limited corporate interference in day-to-day operations, this highly decentralized approach is fundamental to achieving value for the Company’s stockholders. As the Company has grown significantly since its initial public offering in 2006, both organically and through approximately 50 acquisitions, this decentralized operating structure has remained consistent. The Board of Directors believes the degree of decentralization of its operations is unique among its peers, and is a key to the Company’s success, resulting in average total returns to TransDigm shareholders of 30% over the last five fiscal years and 39% over the last 10 fiscal years, well in excess of returns from the S&P 500.

A top-down approach to establishing company-wide quantitative and time-bound goals related to GHG emissions that was driven at the corporate level would not be practical for the Company. Our business model uses an entrepreneurial and decentralized approach, and environment and health and safety issues are handled on a local basis. The Company’s 34 operating units, with over 65 manufacturing locations in North America, Europe and Asia, produce numerous products, have different energy needs, face varied regulatory requirements and otherwise have different strategies and characteristics. More importantly, subjugating the judgment of operating unit management to rigid corporate goals of this nature would represent interference in the day-to-day functioning of its operating units that is fundamentally inconsistent with the Company’s longstanding and successful decentralized operating structure.

Rather, in order to establish company-wide goals, the Company would need to direct its 34 operating units to establish, and then endeavor to achieve, their own quantitative and time-bound goals that could then be rolled into company-wide goals. This would be an exhaustive process, diverting the limited time, attention and resources of operating unit and local management without regard to whether or not quantitative, time-bound goals were appropriate for the various businesses and circumstances of these operating units. It would also be an ongoing process, as the Company’s acquisition activities would require continuous reassessment of the company-wide goals. A report on plans to achieve these goals as requested by the proposal would be excessively complex, necessarily detailing the plans of the numerous and various operating units.

The Board of Directors does not believe that the policy requested by the proposal is in the best interests of stockholders because the substantial burdens imposed on the Company’s operating units would not be justified by the potential benefits. The Company’s businesses are generally engaged in light manufacturing and assembly of aerospace components ordered in small quantities, and as such they produce very limited direct emissions, are not heavy consumers of energy or other utilities and do not utilize Company-owned fleets for product distribution. Because many of the products sold by the Company’s businesses are relatively small mechanical or electrical components, transportation requirements and related emissions and energy consumption are limited. As a supplier in the large and complex aerospace supply chain, most of the products sold by the Company’s businesses must meet specific requirements of commercial and military end-users and particular aircraft, as well as regulatory requirements, and the Company has minimal impact on the emissions profile of the broader aerospace industry in which it operates.

Although the prescriptive approach of the proposal is not appropriate for the Company for the foregoing reasons, the Company, through its subsidiaries, is committed to ensure the health and safety of our employees, customers and users of our products and to protect the environment. We operate in a diligent and responsible manner and empower and support our employees to prevent accidents of all kinds and to promote a safe environment. We strive to:

•	Meet or surpass the requirements of applicable environmental, health and safety laws and regulations.
•	Educate, empower and expect our employees to behave in ways that protect the environmental and make health and safety a priority.
•	Continuously improve the efficiency of our operations so as to minimize the use of materials and generation of waste.
•	Continuously improve our environmental, health and safety systems.

While each operating unit implements our commitment in its own way unique to its business, a few examples of our operating units’ many projects include:

•

Reducing Energy Use.  Substantially all of our operating units’ facilities have switched to LED lighting, many with motion sensors where appropriate, in order to reduce energy usage. Many of the facilities have replaced heating and/or air conditioning units with higher efficiency units and installed air compressor systems, as well as energy efficient manufacturing equipment. Several of our facilities have also recently installed energy efficient windows, stucco coatings, improved insulation and/or programmable thermostats to reduce heating/cooling costs.

○

Pexco Aerospace was recently named by Pacific Power as a 2018 wattsmart Business Partner of the Year as a result of a comprehensive energy efficiency project completed at its Yakima, Washington facility.

•

Waste Minimization. Many of our facilities have improved their chemical manufacturing processes to minimize waste. Recent improvements have included: installation of an oil separator to reduce oil misting and reclaim oil and eliminate oil waste generation; use of low-phosphorus detergent to wash hardware; use of activated carbon filtration in the ventilation system to reduce poisonous liquid and gas emission; and implementation of a dust filtration system to protect workers’ health. Several facilities have switched to water-based paint primers and low VOC based paints, aqueous lubricants, and eliminated hazardous solvents.

•	Recycling. Our facilities have programs to recycle paper, bottles, cans, toner cartridges, batteries, lightbulbs, and computers.

Therefore, although the Company and its Board of Directors recognize the significance of climate change and the Company’s various operating units have taken, and will continue to take, steps towards managing the environmental impact of their operations, the Board does not believe that the approach set forth in the proposal is in the best interests of the Company or its stockholders.

For these reasons, the Board of Directors UNANIMOUSLY recommends that you vote AGAINST this stockholder proposal.

The Board of Directors unanimously recommends that stockholders vote AGAINST the green house gas emissions      stockholder proposal. Proxies will be voted AGAINST approval of the proposal unless otherwise specified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations from executive officers and directors that no other reports were required, during the fiscal year ended September 30, 2018, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except for the following. A grant of a stock option with respect to 710 shares of common stock made to Robert Henderson on December 27, 2017 was reported one day late on January 2, 2018. A purchase of 1,347 shares of common stock by Kevin Stein on February 22, 2018 was reported three days late on March 1, 2018. Sarah Wynne, the Company’s new Chief Accounting Officer, was promoted to her position on November 10, 2018 but it was discovered during the preparation of this proxy statement that her Form 3 had not been filed; it was filed on January 14, 2019.

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our Proxy Statement and form of proxy for presentation at the Company’s 2020 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at our principal executive offices at the address below by October 1, 2019. If a stockholder wants to propose any matter for consideration of the stockholders at the 2020 Annual Meeting of Stockholders other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at the Company’s principal executive offices (address listed below) on or after December 13, 2019 and on or before January 12, 2020. If a shareholder submits a proposal after January 12, 2020, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without our discussing the proposal in our proxy materials.

The Company’s bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors. These procedures provide that nominations for director must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2020 Annual Meeting of Stockholders between November 13, 2019 and December 13, 2019.

In addition, the Company’s bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of the Company’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to the Company at its principal executive offices no earlier than September 1, 2019 and no later than October 1, 2019.

The specific requirements and procedures for shareowner proposals, director nominations and proxy access director nominations are set forth in our bylaws. The Company reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Notices of intention to present proposals or nominate directors at the 2020 Annual Meeting, and all supporting materials required by our bylaws, must be submitted to: TransDigm Group Incorporated, c/o Secretary, 1301 East 9th St., Suite 3000, Cleveland, OH 44114.

HOUSEHOLDING

The SEC permits a single set of annual report and proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants and against the stockholder proposal. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of

Directors,

HALLE FINE TERRION

Secretary

TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

   — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	David Barr	02 William Dries	03 Mervin Dunn			04 Michael Graff	05 Sean Hennessy
06	W. Nicholas Howley	07 Raymond Laubenthal	08 Gary E. McCullough			09 Michele Santana	10 Robert Small
11	John Staer	12 Kevin Stein
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers.						☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2019.						☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 4:							For	Against	Abstain
4.	To consider a shareholder proposal to adopt greenhouse gas emissions reduction targets.						☐	☐	☐

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

 — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

TRANSDIGM GROUP INCORPORATED
Annual Meeting of Stockholders March 12, 2019 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kevin Stein and Michael Lisman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 11, 2019 at the Annual Meeting of Stockholders to be held on March 12, 2019, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 29, 2019 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed in “Election of Directors”, will vote “FOR” Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants) and vote “AGAINST” Proposal 4 (Shareholder Greenhouse Gas Proposal).

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 12, 2019
Meeting Information
Meeting Type: Annual Meeting
TRANSDIGM GROUP INCORPORATED	For holders as of: January 11, 2019
	Date: March 12, 2019	Time: 9:00 AM EDT
Location: 1301 East Ninth Street
TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114	30th Floor
Cleveland, Ohio 44114

You are receiving this communication because you hold shares in the above named company.

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We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Voting items

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees
01	David Barr	02 William Dries	03 Mervin Dunn	04 Michael Graff	05 Sean Hennessy
06	W. Nicholas Howley	07 Raymond Laubenthal	08 Gary E. McCullough	09 Michele Santana	10 Robert Small
11	John Staer	12 Kevin Stein
The Board of Directors recommends you vote FOR proposals 2 and 3.
2.	To approve (in an advisory vote) compensation paid to the Company's named executive officers.
3.	To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending September 30, 2019.
The Board of Directors recommends you vote AGAINST proposal 4:
4.	To consider a shareholder proposal to adopt greenhouse gas emissions reduction targets.
NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.